Exhibit 10.22

PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND, WHERE APPLICABLE, HAVE BEEN MARKED “[***].” SUCH REDACTIONS ARE IMMATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

dated as of March 23, 2022

among

Voltus, Inc.,
as Borrower,

The Other Loan Parties Party Hereto

and

HSBC Ventures USA Inc.,

as Bank

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

Exhibits

Exhibit A – Collateral Description

Exhibit B – Form of Compliance Certificate

Exhibit C – Form of Borrowing Base Certificate

Exhibit D – Form of Subordination Agreement

iii

LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 23, 2022 (the “Effective Date”) among VOLTUS, INC., a Delaware corporation (the “Borrower”), the other Loan Parties party hereto, and HSBC VENTURES USA INC. (together with its permitted successors and assigns hereunder, “Bank”), and provides the terms on which Bank shall provide letters of credit to Borrower. The parties agree as follows:

Section 1 Definitions.

1.01.   Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Loan Party.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” is any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party or a Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the equity interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than equity interests having such power only by reason of the happening of a contingency) or a majority of the outstanding equity interests of a Person.

“Affected Financial Institution” is (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person.

“Agreement” is defined in the preamble hereof.

“Annual Financial Statements” are, (a) initially, the audited annual financial statements of Borrower for the fiscal year ending December 31, 2020 and (b) after the first delivery hereunder, as of any date, the most recent audited annual financial statements submitted to Bank pursuant to Section 6.02(f).

“Applicable Rate” is the greater of the (a) the Prime Rate, plus three-quarters of one percent (0.75%) and (b) four percent (4.00%).

“Authorized Signer” is any individual listed in any Loan Party’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Letter of Credit Application, on behalf of Borrower.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 13.08.

“Bank Expenses” are all (a) reasonable out-of-pocket expenses incurred by Bank (including the reasonable fees, charges and disbursements of counsel for Bank), and all fees and time charges and disbursements for attorneys who may be employees of Bank, in connection with the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) reasonable audit fees and related costs and expenses, (c) out-of-pocket expenses incurred by Bank in connection with the issuance, amendment, extension of any Letter of Credit or any demand for payment thereunder and (d) out-of-pocket expenses incurred by Bank (including the fees, charges and disbursements of any counsel for Bank) and all fees and time charges for attorneys who may be employees of Bank, in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, or (ii) in connection with the Credit Extensions made, including all such out-of-pocket expenses incurred, whether before or after a Default or Event of Default has occurred under any of the Loan Documents, relating to a workout, restructuring or other negotiations with any Loan Party respect of such Credit Extensions.

“Bank Services” are any letters of credit, deposit accounts, business credit cards and foreign exchange services (including any FX Contracts) previously, now, or hereafter provided to any Loan Party or any of its respective Subsidiaries by Bank or any of Bank’s Affiliates, as any such products or services may be identified in Bank’s or such Affiliate’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bankruptcy Code” is Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficial Ownership Certification” is a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” is 31 C.F.R. § 1010.230.

“Books” are all of the Loan Parties’ books and records including ledgers, federal and state tax returns, records regarding such Loan Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” is defined in the preamble hereof.

“Borrowing Base” is (a) prior to August 1, 2022, the Revolving Line and (b) on and after August 1, 2022, the product of (i) (x) the average monthly Gross Revenue for the previous three months most recently ended, multiplied by (y) six (6), multiplied by (iii) the Gross Retention Rate for the previous three months most recently ended.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors or equivalent governing body (and, if required under the terms of such Person’s Operating Documents, equityholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Letter of Credit Application, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday, a day on which banks in New York are closed or a day on which Bank is closed, and if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the Foreign Currency.

“Cash Collateralize” is to pledge and deposit with or deliver to Bank as collateral for the Letter of Credit Obligations cash or deposit account balances or, if Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. “Cash Collateralization” shall have a meaning correlative to the foregoing.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States, Canada or any agency or any State, province or territory thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and rated at least A-2 by Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or at least P-2 by Moody’s Investors Service, Inc., and any of their respective successors; (c) any certificates of deposit (or time deposit represented by a certificate of deposit), overnight bank deposit or banker’s acceptance maturing no more than one (1) year after such time, or any overnight Federal funds transaction; and (d) money market accounts or mutual funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the types described in clauses (a) through (c) of this definition.

“Change in Control” is (a) at any time, other than as a result of a Qualified IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (i) shall have acquired beneficial ownership of 50% or more ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) or (ii) shall have obtained the power (whether exercised or not) to elect a majority of the members of the board of directors of Borrower; (b) in each case, other than as a result of a Qualified IPO, during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, except in connection with a sale of one hundred percent (100%) of each class of outstanding capital stock of a Subsidiary or a merger permitted by Section 7.03, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement and the other Loan Documents).

“Change in Law” is the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Churn” is, with respect to any trailing six (6) month period and expressed as a percentage, (a) Gross Revenue from end users whose contracts with Borrower were not renewed during such period divided by (b) Gross Revenue for the immediately preceding trailing six (6) month period at the beginning of such six (6) month period.

“Claims” is defined in Section 13.03.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of the Loan Parties described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, in each case, other than any Excluded Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Commodity Exchange Act” is the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Company Sensitive Information” is defined in Section 5.19(c).”Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Control Agreement” is any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Loan Party maintains a Securities Account or a Commodity Account, such Loan Party, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Letter of Credit, any Overextension, FX Contract, amount utilized for cash management services, or any other extension of credit by Bank for Borrower’s benefit.

“Data Protection Laws” is all applicable laws, in any jurisdiction worldwide, that govern (i) the confidentiality, processing, privacy, security, protection, transfer or trans-border data flow of Personal Data, or (ii) electronic data privacy.

“Default” is any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.04(b).

“De-SPAC Agreement” means that certain Agreement and Plan of Merger, dated as of November 30, 2021, by and among Broadscale Acquisition Corp., a Delaware corporation, Borrower and Velocity Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Broadscale Acquisition Corp, as in effect as of the Effective Date or as may be amended in a manner that is not materially adverse to Bank.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account denominated in Dollars, account number 953034461, maintained by Borrower with Bank.

“Disqualified Equity Interest” is, with respect to any Person, any equity interests of such Person that, by their terms (or by the terms of any security or other equity interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for equity interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Payment in Full of the Obligations), (b) are redeemable at the option of the holder thereof (other than solely for equity interests that are not Disqualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Payment in Full of the Obligations), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into, or exchangeable for, Indebtedness or any other equity interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the Revolving Line Maturity Date; provided that if such equity interests are issued pursuant to a plan for the benefit of Borrower or its Subsidiaries or by any such plan to such officers or employees, such equity interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’ or officers’ termination, death or disability; provided further that equity interests that do not constitute Disqualified Equity Interests when issued shall not constitute Disqualified Equity Interests solely as a result of the subsequent extension of the Revolving Line Maturity Date.

“Disqualified Lender” means, (i) any Person (or related funds of such Person clearly identifiable on the basis of such fund’s name) that have been specified in writing to Bank prior to the Effective Date, (ii) any Person that is a direct, competitor of Borrower specified in writing to Bank and (iii) in the cases of clauses (i) and (ii), any of their Affiliates (other than Affiliates (including any trust, fund or other entity which is managed by, or is under the control of, such Affiliate) that are bona fide debt funds and not otherwise identified in clause (i)) that are (A) specified in writing to Bank prior to the Effective Date or (B) clearly identifiable on the basis of such Affiliate’s name. It is understood and agreed that Bank shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.

“Dollars,” “dollars” or use of the sign “$” are only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” is a Subsidiary organized under the Laws of the United States or any state or territory thereof or the District of Columbia other than (a) any Subsidiary all or substantially all of whose assets consist of equity securities of (or debt obligations owed or treated as owed by such) (i) controlled foreign corporations (as defined in Section 957 of the IRC) or (ii) Subsidiaries described in this clause (a) and (b) any Subsidiary that is a direct or indirect Subsidiary of a Subsidiary that is a controlled foreign corporation (as defined in Section 957 of the IRC).

“EEA Financial Institution” is (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” is any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” is any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is any trade or business (whether or not incorporated) under common control with any Loan Party or Subsidiary thereof within the meaning of Section 414(b) or (c) of the IRC (and Sections 414(m) and (o) thereof for purposes of provisions relating to Section 412 thereof).

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” is defined in Section 6.08(b).

“Excluded Swap Obligation” is, with respect to any Guarantor at any time, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” is any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed by the United States or as a result of Bank being organized under the Laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes that are imposed on amounts payable to Bank with respect to an applicable interest in a Credit Extension pursuant to a law in effect on the date on which Bank acquires such interest in the Credit Extension or Bank changes its lending office, (c) Taxes attributable to Bank’s failure to comply with Section 13.09(c), and (d) any withholding Taxes imposed under FATCA.

“FATCA” is Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and any intergovernmental agreement, or provision of any treaty or convention entered into in connection with the implementation of such Sections of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, or provision of any treaty or convention.

“FCPA” is defined in Section 5.13.

“Fee Letter” is the Fee Letter, dated as of the Effective Date, between Borrower and Bank.

“Foreign Currency” is lawful money of a country other than the United States.

“Foreign Government Scheme or Arrangement” is defined in Section 5.06(e).

“Foreign Plan” is defined in Section 5.06(e).

“Foreign Subsidiary” is any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between a Loan Party and Bank or any of Bank’s Affiliates under which such Loan Party commits to purchase from or sell to Bank or such Affiliate a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“GDPR” is the EU General Data Protection Regulation EU/2016/679 and any laws implementing or supplementing the GDPR.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, all claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Gross Retention Rate” is a percentage equal to the sum of (a) one hundred percent (100%) minus (b) Churn.

“Gross Revenue” is for any period, gross revenue of Borrower and its Subsidiaries determined in accordance with GAAP for such period.

“Guarantee Agreement” is any agreement entered into by a Guarantor providing for the guaranty of the Obligations, including pursuant to Section 10 of this Agreement, and in each case, in form and substance satisfactory to Bank.

“Guarantor” is each Domestic Subsidiary and other Person who guarantees the Obligations pursuant to a Guarantee Agreement.

“Indebtedness” is, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)  all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, guaranties, surety bonds and similar instruments;

(c)  net obligations of such Person under any Swap Contracts;

(d)  all obligations of such Person in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) deferred compensation arrangements);

(e)  all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, including, but not limited to, indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned, acquired or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)  all capital lease obligations of such Person;

(g)  all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person; and

(h)  all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contracts on any date shall be deemed to be the Swap Termination Value thereof as of such date. No Permitted Call Spread Agreement shall constitute Indebtedness.

“Indemnified Person” is defined in Section 13.03.

“Indemnified Tax” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)  its Copyrights, Trademarks and Patents;

(b)  any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)  any and all source code and domain names;

(d)  any and all design rights which may be available to such Person;

(e)  any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)  all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Loan Party’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Investment Property” is any “investment property” as defined in the Code with such additions to such term as may hereafter be made.

“IRC” is the U.S. Internal Revenue Code of 1986, as amended.

“Key Person” is each of Gregg Dixon, Matthew Plante and Doug Perrygo.

“Laws” is any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, legally binding guidances and guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Letter of Credit” is a standby or commercial letter of credit issued or to be issued by Bank, HSBC Bank USA, N.A. as an Affiliate of Bank or any other Affiliate of Bank, pursuant to this Agreement, in accordance with Section 2.02.

“Letter of Credit Application” is defined in Section 2.02(a).

“Letter of Credit Obligations” is, as at any date of determination, the sum of (i) the maximum aggregate amount that is, or any time thereafter may become, available for drawing under all Letters of Credit then outstanding, plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Bank and not theretofore reimbursed by or on behalf of Borrower.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and the other Loan Parties that are subject to a Control Agreement or held at Bank.

“Liquidity Threshold” is, as of any date after a Qualified IPO, Liquidity is equal to or greater than Forty Million Dollars ($40,000,000) as of such date.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, including the Fee Letter, each Guarantee Agreement, intellectual property security agreement, any subordination agreement, any pledge agreement, notes or guaranties executed by any Loan Party, each Letter of Credit Application, and any other present or future agreement by any Loan Party with or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Parties” are Borrower and the Guarantors.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral, taken as a whole; (b) a material adverse change in the business, assets, operations, properties, or financial condition of Borrower and its Subsidiaries, taken as a whole; or (c) a material adverse change in the validity or enforceability of any of the Loan Documents and the rights and remedies of Bank thereunder; provided that the failure to consummate the transactions contemplated by the De-SPAC Agreement shall not, in and of itself, constitute a Material Adverse Change.

“Obligations” are the Loan Parties’ obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts any Loan Party owes Bank or Bank’s Affiliates now or later, whether under this Agreement, the other Loan Documents or any Bank Services Agreement, including, without limitation other Bank Services, if any, and including interest accruing after Insolvency Proceedings begin; provided, Obligations shall not include any Excluded Swap Obligations or any obligations under any warrant or other equity instrument.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” are, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” are all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overextension” is defined in Section 2.03.

“Paid in Full” or “Payment in Full” means, (i) the payment in full in cash of all outstanding Credit Extensions, together with accrued and unpaid interest thereon, (ii) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to Bank of Cash Collateral in an amount equal to one hundred five percent (105%) of the face amount of all such Letters of Credit plus interest, fees and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating to such Letters of Credit), (iii) the payment in full in cash of the accrued and unpaid fees, (iv) the payment in full in cash of all reimbursable expenses and other Obligations (other than contingent indemnification obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (v) the termination of the Revolving Line, and (vi) the termination of the Obligations under Bank Service Agreements or entering into other arrangements satisfactory to Bank with respect thereto.

“Participant Register” is defined in Section 13.02.

“Patents” are all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Patriot Act” is the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Perfection Certificate” is defined in Section 5.01(a).

“Permitted Acquisition” means any Acquisition which is conducted in accordance with the following requirements:

(a)  (x) if such Acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Domestic Subsidiary of a Loan Party or of a Subsidiary and the Loan Parties shall comply, or cause such Subsidiary to comply, with 6.12 hereof or (ii) such Person shall be merged with and into a Loan Party (with a Loan Party being the surviving entity) and (y) if such Acquisition is structured as an asset acquisition, it shall not involve the acquisition by a Loan Party of assets located outside of the United States with a fair market value in excess of Two Million Dollars ($2,000,000);

(b)  both immediately before and after such Acquisition no Default or Event of Default shall have occurred and be continuing;

(c)  both immediately before and after giving effect to such Acquisition and any related transactions on a pro forma basis, Borrower is in compliance with the financial covenants contain in Section 6.09;

(d)  the Person acquired is engaged in the businesses engaged in by Borrower or any of its Subsidiaries as of the Effective Date, or businesses reasonably related thereto;

(d)  the board of directors or similar governing body of the Person so acquired has approved such Acquisition;

(e)  Borrower shall have notified Bank not less than fifteen (15) Business Days prior to any such Acquisition and furnished to Bank at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and one (1) year historical financial information and one (1) year pro forma financial forecasts of the Person so acquired on a stand-alone basis as well as of Borrower on a consolidated basis after giving effect to the Acquisition and covenant compliance calculations reasonably satisfactory to Bank demonstrating satisfaction of the condition described in clause (c) above;

(f)  Borrower shall have delivered to Bank not less than ten (10) Business Days prior to such Acquisition (or any later date approved by Bank in its sole discretion) draft copies of each material document, instrument and agreement to be executed in connection with that Acquisition together with all lien search reports and lien release letters and other documents as Bank reasonably requires to evidence the termination of Liens on the assets, business, or division to be acquired; and

(g)  to the extent readily available to Borrower, Borrower has provided Bank with all other information with respect to such Acquisition as reasonably requested by Bank (including, without limitation, if reasonably requested by Bank, one or more third-party due-diligence reports and quality-of-earnings reports, in each case, to the extent already prepared in connection with such Acquisition and not subject to confidentiality restrictions).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to PubCo’s common stock (or, following a merger event or other change of the common stock of PubCo, other securities or property received by the holders of PubCo’s common stock (or rights thereto) in connection with such transaction) purchased by PubCo in connection with the issuance of any Permitted Convertible Notes; provided that (i) the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by PubCo from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by PubCo from the issuance of such Permitted Convertible Notes in connection with such Permitted Bond Hedge Transaction, (ii) such Permitted Bond Transaction is entered into at a time when no Default or Event of Default shall exist or result therefrom and (iii) the Liquidity Threshold shall be satisfied promptly after the payment of premium in respect thereof.

“Permitted Call Spread Agreement” means any Permitted Bond Hedge Transaction and/or Permitted Warrant Transaction.

“Permitted Convertible Notes” means any unsecured notes issued by PubCo that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of common stock of PubCo (or, following a merger event or other change of the common stock of PubCo, other securities or property received by the holders of PubCo’s common stock (or rights thereto) in connection with such transaction); provided that, such notes must satisfy each of the following conditions: (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom (ii) the Liquidity Threshold shall be satisfied promptly after closing thereof, (iii) any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of PubCo or any Loan Party (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least thirty (30) calendar days (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision, and (iv) the terms, conditions and covenants of such Indebtedness must be customary for convertible Indebtedness of such type (as determined by PubCo in good faith).

“Permitted Indebtedness” is:

(a)   the Loan Parties’ Indebtedness to Bank and its Affiliates under this Agreement, the other Loan Documents and any Bank Services Agreement;

(b)   Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)   Subordinated Debt; provided that the maximum aggregate principal amount outstanding with respect to all such Indebtedness shall not exceed (x) prior to a Qualified IPO, One Million Dollars ($1,000,000) at any time and (y) from and after a Qualified IPO, Five Million Dollars ($5,000,000) at any time, provided that no such cap shall apply to Subordinated Debt (a) incurred at any time that the Liquidity Threshold is satisfied or (b) Subordinated Debt that is not subject to a “deep” subordination agreement substantially in the form of Exhibit D;

(d)   unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)   Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder;

(g)   extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness set forth in clauses (a) through (f) above, provided that the principal amount thereof is not increased, it is not secured by a Lien on any additional assets, the obligors remain the same, and the terms thereof are not otherwise modified to impose more burdensome terms upon Borrower or the applicable Subsidiary, as the case may be;

(h)   intercompany Indebtedness (including guarantees) (i) owed by any non-Loan Party Subsidiary to a Loan Party; provided that such Indebtedness, together with all Investments permitted under clause (e) of “Permitted Investments”, does not exceed (x) prior to a Qualified IPO, Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year and (y) from and after a Qualified IPO, Two Million Five Hundred Thousand ($2,500,000) in the aggregate in any fiscal year, provided that no such cap shall apply to intercompany Indebtedness incurred at any time that the Liquidity Threshold is satisfied, (ii) owed by a Loan Party Subsidiary to another Loan Party Subsidiary, or (iii) owed by a non-Loan Party Subsidiary to another non-Loan Party Subsidiary;

(i) unsecured obligations under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view,” (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party and (iii) the aggregate amount of such Indebtedness shall not exceed (x) prior to a Qualified IPO, One Million Dollars ($1,000,000) at any time and (y) from and after a Qualified IPO, Five Million Dollars ($5,000,000) at any time, provided that no such cap shall apply at any time that the Liquidity Threshold is satisfied;

(j) unsecured Indebtedness of Borrower or any of its Subsidiaries in respect of a corporate credit card program; provided that the aggregate principal amount outstanding of all such Indebtedness shall not exceed (x) prior to a Qualified IPO, Five Hundred Thousand Dollars ($500,000) at any time and (y) from and after a Qualified IPO, Two Million Five Hundred Dollars ($2,500,000) at any time, provided that no such cap shall apply to such Indebtedness incurred at any time that the Liquidity Threshold is satisfied;

(k)   guarantees by Borrower or any Subsidiary of Permitted Indebtedness of any other Subsidiary; provided, no Loan Party may secure Indebtedness of any Subsidiary that is not a Loan Party other than to cash collateralize obligations of Subsidiaries arising in the ordinary course of business to the extent permitted pursuant to clause (e)(ii) of the definition of “Permitted Investments”; provided, further, no Domestic Subsidiary that is not a Loan Party may secure Indebtedness of any Foreign Subsidiary that is not a Loan Party;

(l) deposits or advances received from customers in the ordinary course of business;

(m)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(n)   Permitted Convertible Notes;

(o)   [Reserved]; and

(p)   other unsecured Indebtedness in an aggregate principal amount not to exceed (x) prior to a Qualified IPO, Five Hundred Thousand Dollars ($500,000) outstanding at any time, and (y) from and after a Qualified IPO, Two Million Five Hundred Dollars ($2,500,000) at any time, provided that no such cap shall apply to unsecured Indebtedness incurred at any time that the Liquidity Threshold is satisfied.

“Permitted Investments” are:

(a)   Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)   Investments consisting of cash and Cash Equivalents;

(c)   Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Loan Parties;

(d)   Investments consisting of Deposit Accounts in which Bank has a perfected security interest to the extent required by Section 6.08;

(e)   Investments (i) by a Loan Party in non-Loan Party Subsidiaries, provided that all such Investments, together with all Indebtedness permitted under clause (h) of “Permitted Indebtedness”, does not exceed (x) prior to a Qualified IPO, One Million Dollars ($1,000,000) in the aggregate in any fiscal year (y) from and after a Qualified IPO Five Million Dollars ($5,000,000) in any fiscal year, provided that no such cap shall apply to such Investments made at any time that the Liquidity Threshold is satisfied and (ii) by any non-Loan Party Subsidiaries in non-Loan Party Subsidiaries, or in any Loan Party;

(f) Investments consisting of the creation (but not the capitalization) of a Subsidiary;

(g)   Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business in an aggregate amount not to exceed (x) prior to a Qualified IPO, Five Hundred Thousand Dollars ($500,000) at any time outstanding, and (y) from and after a Qualified IPO, Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding, provided that no such cap shall apply at any time that the Liquidity Threshold is satisfied and (ii) loans to employees, officers or directors in an aggregate amount not to exceed (x) prior to a Qualified IPO, Five Hundred Thousand Dollars ($500,000) at any time outstanding and (y) from and after a Qualified IPO, Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding, provided that no such cap shall apply to such Investments made at any time that the Liquidity Threshold is satisfied, relating to the purchase of equity securities of Borrower or any of its Subsidiaries pursuant to employee stock purchase plans or agreements approved in good faith by Borrower’s Board of Directors;

(h)   Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) Investments accepted in connection with Transfers permitted by Section 7.01;

(k)   any Permitted Call Spread Agreement (including any payment of a premium with respect thereto using the net proceeds received by PubCo from the related issuance of Permitted Convertible Notes); and

(l) other Investments in an amount not to exceed (x) prior to a Qualified IPO, Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year and (y) from and after a Qualified IPO, Two Million Five Hundred Dollars ($2,500,000) in the aggregate in any fiscal year, provided that no such cap shall apply at any time that the Liquidity Threshold is satisfied.

“Permitted Liens” are:

(a)   Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents and any Bank Services Agreement;

(b)   Liens for taxes, fees, assessments or other government charges or levies, either (i) not due or thereafter payable without any interest or penalty or (ii) being contested in good faith and for which such Loan Party maintains adequate reserves on the Books;

(c)   Liens securing capital leases and purchase money Liens on Equipment acquired or held by Borrower or a Subsidiary incurred for financing the acquisition of such Equipment securing no more than (x) prior to a Qualified IPO, Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding and (y) from and after a Qualified IPO, One Million Dollars ($1,000,000) in the aggregate amount outstanding, provided that no such cap shall apply to Liens securing capital leases and purchase money indebtedness incurred at any time that the Liquidity Threshold is satisfied;

(d)   Liens of carriers, warehousemen, landlords, mechanics, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)   Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed pursuant to ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in clauses (a) and (c) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness secured thereby may not increase;

(g)   leases or subleases of real property granted in the ordinary course of a Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of such Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein and do not interfere with the ordinary conduct of the business;

(h)   (i) non-exclusive licenses of Intellectual Property, (ii) licenses of Intellectual Property that is not material to the business of Borrower or its Subsidiaries, in each case, granted to their customers or commercial partners in the ordinary course of business and which do not interfere with the ordinary conduct of the business and (iii) licenses of Intellectual Property exclusive as to discrete geographic territories outside of the United States;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 8.04 or Section 8.07;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business;

(k)   Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(l) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business;

(m)   with respect to any real property, (A) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable Laws; and (B) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable Laws, which, in the aggregate for (A) and (B), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business;

(n)   bankers liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(o)   deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(p)   Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to PubCo’s common stock (or, following a merger event or other change of the common stock of PubCo, other securities or property received by the holders of PubCo’s common stock (or rights thereto) in connection with such transaction) sold for cash (it being understood that the cost of the related Permitted Bond Hedge Transaction may exceed the cost of the Permitted Warrant Transaction) by PubCo substantially concurrently with any purchase by PubCo of a related Permitted Bond Hedge Transaction; provided that (i) such Permitted Warrant Transaction is unsecured and (ii) such Permitted Warrant Transaction is entered into at a time when no Default or Event of Default shall exist or result therefrom and (iii) the Liquidity Threshold shall be satisfied promptly following receipt by PubCo of any premium with respect thereto.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Personal Data” is (a) any information or data that, alone or together with any other information or data (i) can be used to identify, directly or indirectly, an individual, or (ii) can be used to authenticate such individual; and (b) any other information pertaining to an individual that is regulated or protected by one or more of the Data Protection Laws.

“Pledged Interests” are Collateral consisting of equity interests, stock, units or other evidence of ownership of any Subsidiary.

“Prime Rate” is the rate of interest per annum publicly announced from time to time by HSBC Bank USA, National Association as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Privacy Agreements” is defined in Section 5.19(a).

“Privacy Policies” is defined in Section 5.19(b).

“PubCo” is the surviving entity after giving effect to the closing of the Merger (as defined in the De-SPAC Agreement).

“QFC Credit Support” is defined in Section 13.19.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee Agreement or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified IPO” (a) the issuance by Borrower of its equity securities in an underwritten primary public offering pursuant to an effective registration statement filed with the SEC in accordance with the Exchange Act, (b) the closing of the Merger (as defined in the De-SPAC Agreement) or (c) the closing of a business combination between Borrower and a blank check company formed for the purpose of effecting a business combination (or one of its Subsidiaries) following which a class of common equity securities of Borrower (or its parent following such business combination) is listed on a national securities exchange.

“Register” is defined in Section 13.02.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the Operating Documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer and Vice President of Finance and, other than for purposes of Section 6.02, Secretary of the applicable Loan Party.

“Revolving Line” is an aggregate principal amount not to exceed Thirty Million Dollars ($30,000,000) outstanding at any time.

“Revolving Line Maturity Date” is March 23, 2024.

“Sanctions” is defined in Section 5.12.

“SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made

“Security Program” is defined in Section 5.19(c).

“Subordinated Debt” is unsecured indebtedness incurred by any Loan Party subordinated to all of the Loan Parties’ now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor).

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Supported QFC” is defined in Section 13.19.

“Swap Contract” is (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, any Permitted Call Spread Agreement shall not constitute a Swap Contract.

“Swap Obligation” is, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act. Notwithstanding the forgoing, no obligations under a Permitted Call Spread Agreement shall constitute a Swap Obligation.

“Swap Termination Value” is, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Bank or Bank’s Affiliates).

“Taxes” are all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Outstandings” is, as of any date of determination, the outstanding principal balance of all Letter of Credit Obligations.

“Trademarks” are any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Loan Party connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.01.

“United States person” is any Person that is a “United States person” as defined in Section 7701(a)(30) of the IRC.

“U.S. Special Resolution Regimes” is defined in Section 13.19.

“UK Bribery Act” is defined in Section 5.13.

“UK Financial Institution” is any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any persons falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” is the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor Laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.03. Accounting and Other Terms. Accounting terms not defined in this Agreement shall be construed following GAAP, and calculations and determinations must be made following GAAP (except with respect to unaudited financial statements for the absence of footnotes and subject to normal year-end audit adjustments). All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. Notwithstanding anything to the contrary contained in this Section, with respect to the definitions and the calculation of amounts and ratios contained herein, (a) except as otherwise expressly set forth herein, the accounting for revenue recognition from contracts with customers and the impact of such accounting, GAAP shall mean Financial Accounting Standards Board Accounting Standards Codification 606, (b) if at any time any change in GAAP would affect the computation of amounts and ratios contained herein or in any other Loan Document, and Borrower notifies Bank that Borrower requests an amendment to any provision hereof to preserve the original intent thereof in light of such change in GAAP (or if Bank notifies Borrower that Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (i) Borrower and Bank shall negotiate in good faith to effect such amendment, and (ii) such provision shall be interpreted (and such amount or ratio shall continue to be computed) on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (c) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purposes of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP) whether or not such operating lease obligations were in effect on such date, notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.

1.04. Divisions by Limited Liability Companies. For all purposes hereunder and under the other Loan Documents, if in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s Laws): (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized by the holders of its equity interests at such time on the first date of its existence for purposes of Section 6.12.

Section 2 Loan and Terms of Payment.

2.01.   Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement and any other applicable Loan Document.

2.02.   Credit Extensions.

(a)   Commitment and Issuance. Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Line Maturity Date, Bank agrees to issue or cause to be issued (including, for the avoidance of doubt, through an Affiliate of Bank) Letters of Credit in Dollars for the account of Borrower, provided, however, that (i) the Total Outstandings shall not exceed the lesser of (x) the Revolving Line and (y) the Borrowing Base and (ii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by Bank; provided further that (A) a Letter of Credit may, upon the request of Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less so long as such Letter of Credit permits Bank to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve (12) month period to be agreed upon by Borrower and Bank at the time such Letter of Credit is issued, and (B) on or prior to the Revolving Line Maturity Date, Borrower shall provide to Bank Cash Collateral or make arrangements otherwise satisfactory to Bank, in either case, in accordance with Section 4.01(c) with respect to each Letter of Credit with an expiration date (including extensions and renewals) occurring after the Revolving Line Maturity Date. Notwithstanding the foregoing, Bank shall be under no obligation to issue or cause to be issued any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of Bank applicable to letters of credit generally. All Letters of Credit shall be in form and substance acceptable to Bank in its reasonable discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (each, a “Letter of Credit Application”), which Borrower hereby agrees to execute reasonably in advance of the requested date of issuance. Each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits International Chamber of Commerce Publication No. 600 (2007 Revision) (the “UCP 600”), “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (“ISP 98”) or, at Bank’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for the Letter of Credit, the “ICC Rule”). The provisions herein are supplemental to, and not in substitution of said ICC Rule to the extent consistent with the provisions of this Agreement. Borrower agrees that for matters not addressed by the chosen ICC Rule, each Letter of Credit shall be subject to and governed by Laws of the State of New York and applicable United States Federal Laws. If, at Borrower’s request, any Letter of Credit expressly chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law Bank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by Bank if such action or inaction is or would be justified under an ICC Rule, New York law, applicable United States Federal law or the law governing such Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by Borrower to, or entered into by Borrower with, Bank relating to any Letter of Credit, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and conditions of this Agreement shall control. The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof.

(b)   Reimbursement. If Bank shall make any disbursement in respect of a Letter of Credit, Borrower shall reimburse Bank in respect of such disbursement as directed by Bank in a written instruction, by paying to Bank, as so directed, an amount equal to such disbursement not later than 12:00 noon, Eastern time, on (x) the Business Day that Borrower receives notice of such disbursement, if such notice is received prior to 10:00 a.m., Eastern time, or (y) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time. The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, without setoff or counterclaim, and shall be performed strictly in accordance with the terms of this Agreement, the Letter of Credit Applications, and such Letters of Credit, under all circumstances whatsoever irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect, (iii) payment by Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstances which might constitute a legal or equitable discharge or provide a right of setoff against Borrower’s reimbursement obligation. Bank shall have no liability by reason of or in connection with the Bank’s issuance, transfer, payment or failure of payment, error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to a Letter of Credit. With respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(c)   Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Letter of Credit Obligations, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.03.   Overextension. If, at any time, the Total Outstandings exceed the lesser of the Revolving Line and the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overextension”) which shall be used to repay the Obligations or Cash Collateralize the outstanding Letters of Credit. Without limiting Borrower’s obligation to repay Bank any Overextension, Borrower agrees to pay Bank interest on the outstanding amount of any Overextension, on demand, at the Default Rate.

2.04.   Payment of Interest on the Credit Extensions.

(a)   Credit Extensions. Subject to Section 2.04(b), the principal amount outstanding under the Revolving Line (including without limitation the amount available to be draw under each Letter of Credit) shall accrue interest at the Applicable Rate, which interest shall be payable quarterly in accordance with Section 2.04(d) below.

(b)   Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, at Bank’s option, all Obligations shall bear interest at a rate per annum which is two percent (2.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations inclusive of the Default Rate. Payment or acceptance of the increased interest rate provided in this Section 2.04(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)   Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)   Payment; Interest Computation. Interest is payable in arrears on the last Business Day of each calendar quarter, commencing March 31, 2022 and on the Revolving Line Maturity Date, and shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). In computing interest, (i) all payments received after 3:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.05.   Fees. Borrower shall pay to Bank:

(a)   Fee Letter. Fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)   Commitment Fee. A commitment fee equal to three tenths of one percent (0.30%) times the actual daily amount by which the Revolving Line exceeds the Total Outstandings. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Section 3 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Effective Date, and on the Revolving Line Maturity Date. The commitment fee shall be computed on a quarterly basis in arrears.

(c)   Letter of Credit Fees.

(i) [Reserved].

(ii) Bank’s standard costs and expenses with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) Borrower or processing of drawings thereunder in accordance with Bank’s form of standard application and letter of credit agreement.

(d)   Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

(e)   Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may, at its option, deduct amounts owing by Borrower under the clauses of this Section 2.05 pursuant to the terms of Section 2.06(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.05.

2.06.   Payments; Application of Payments; Debit of Accounts.

(a)   All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 3:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 3:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)   Bank shall apply payments received with respect to the Obligations, first, to pay any fees, indemnities, or expense reimbursements then due to Bank, second, to pay interest then due and payable on any Credit Extension, third, to prepay principal on the Credit Extensions and unreimbursed Letter of Credit disbursements and to pay any amounts owing in respect of Bank Services, fourth, if the Obligations consist of outstanding Letters of Credit, to pay an amount to Bank for the benefit of Bank equal to one hundred five percent (105%) of the face amount of all such Letters of Credit plus interest, fees and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating to such Letters of Credit, and fifth, to the payment of any other Obligation due to Bank from Borrower. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)   Bank may, at its option, debit first, the Designated Deposit Account, and second, if insufficient funds remain in the Designated Deposit Account, any of Borrower’s other deposit accounts, for principal and interest payments or any other amounts Borrower owes Bank when due.

Section 3 Conditions of Credit Extensions.

3.01.   Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension under this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)   scanned copies of the duly executed original signatures to the Loan Documents to be entered into on the Effective Date, including this Agreement, any Control Agreements, any intellectual property security agreements, the Fee Letter and the Perfection Certificate and all notices, certificates, documents, agreements and deliverables to be provided under or in connection therewith;

(b)   scanned copies of the Operating Documents and long-form good standing certificates of each Loan Party certified by the Secretary of State (or equivalent agency) of such Loan Party’s jurisdiction of organization or formation and each jurisdiction in which such Loan Party is qualified to conduct business except where the failure to do so could not reasonably be expected to have a material adverse effect on such Loan Party’s business, each as of a date no earlier than fifteen (15) days prior to the Effective Date;

(c)   scanned copies of the completed Borrowing Resolutions for each Loan Party;

(d)   scanned certified copies, dated as of a recent date, of financing statement searches and intellectual property searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements and intellectual property searches either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(e)   copies of proper financing statements, to be filed on the Effective Date under the Code of all jurisdictions that Bank may deem necessary or desirable in order to perfect the Liens created hereunder, covering the Collateral;

(f) scanned copy of an executed legal opinion of counsel of each Loan Party dated as of the Effective Date;

(g)   evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.07 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(h)   scanned copies of the (i) documentation and other information requested by Bank in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, in each case at least five (5) days prior to the Effective Date and (ii) at least five (5) days prior to the Effective Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification;

(i) Bank shall have completed a due diligence investigation of Borrower and its Subsidiaries in scope, and with results, satisfactory to Bank, and shall have been given such access to the management, records, books of account, contracts and properties of Borrower and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as Bank shall have requested;

(j) no Material Adverse Change shall have occurred since December 31, 2020;

(k)   upon Bank confirming in writing to Borrower that all other conditions precedent set forth in Sections 3.01 and 3.02 have been satisfied, payment of the fees and Bank Expenses then due as specified in Section 2.05 hereof, including any fees pursuant to Section 2.05(a);

(l) all certificates or other instruments representing or evidencing any Pledged Interests, accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers and irrevocable proxies) in blank; and

(m)   all other documents in form and substance reasonably requested by and satisfactory to Bank.

3.02.   Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension under this Agreement, including the initial Credit Extension under this Agreement, are subject to the following conditions precedent:

(a)   with respect to any Credit Extension occurring on or after August 1, 2022, timely receipt of an executed Borrowing Base Certificate;

(b)   the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Letter of Credit Application and on the Funding Date of each Credit Extension; provided, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Borrower’s acceptance of each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)   Bank determines to its reasonable satisfaction in its good faith judgment that there has not been any Material Adverse Change.

3.03.   Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under Sections 3.01 and 3.02 of this Agreement as a condition precedent to any Credit Extension, as applicable. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.04.   Procedures for Credit Extensions. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail by 2:00 p.m. Eastern time on the Funding Date of the Letter of Credit. In connection with any such notification related to a Credit Extension occurring on or after August 1, 2022, Borrower must promptly deliver to Bank by electronic mail a completed Borrowing Base Certificate, each executed by an Authorized Signer, together with such other reports and information as Bank may request in its sole discretion. Bank may make Credit Extensions under this Agreement based on instructions from an Authorized Signer (it being understood that any deemed Credit Extensions pursuant to the terms hereof for purposes of satisfying Obligations that have become due shall not require any such instructions).

Section 4 Creation of Security Interest.

4.01.   Grant of Security Interest. (a) Each Loan Party hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now existing or hereafter acquired or arising, and all proceeds and products thereof.

(b)   Each Loan Party acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank or Bank’s Affiliates. Regardless of the terms of any Bank Services Agreement, such Loan Party agrees that any amounts such Loan Party owes Bank or Bank’s Affiliates thereunder shall be deemed to be Obligations hereunder and that it is the intent of such Loan Party and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens).

(c)   If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Payment in Full of the Obligations. Upon Payment in Full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to the applicable Loan Party. In the event (i) all Obligations are Paid in Full, and (ii) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing Cash Collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall, at Borrower’s election, either (A) provide to Bank Cash Collateral in an amount equal to at least one hundred five percent (105%) of the Letter of Credit Obligations, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit, or (B) make arrangements otherwise satisfactory to Bank in its sole discretion. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with Bank. Borrower hereby grants to (and subjects to the control of) Bank, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to this Agreement. If at any time Bank determines that Cash Collateral is subject to any right or claim of any Person other than Bank as herein provided, or that the total amount of such Cash Collateral is less than the applicable amount specified in this Section or the amount of the Obligations secured thereby, Borrower will promptly upon demand by Bank, pay or provide to Bank additional Cash Collateral in an amount sufficient to eliminate such deficiency.

4.02.   Priority of Security Interest. Each Loan Party represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens). If any Loan Party shall acquire a commercial tort claim in excess of Five Hundred Thousand Dollars ($500,000) individually or One Million Dollars ($1,000,000) in the aggregate, Borrower shall notify Bank of the general details thereof in the Compliance Certificate required to be delivered under this Agreement following such event and shall grant to Bank in a writing signed by the applicable Loan Party and delivered with such Compliance Certificate a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.03.   Authorization to File Financing Statements. Each Loan Party hereby authorizes Bank to file financing statements, without notice to such Loan Party, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

4.04.   Pledged Collateral.

(a)   Promptly following receipt by any Loan Party, such Loan Party shall deliver to Bank all certificates or other instruments representing or evidencing any Pledged Interests, accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers and irrevocable proxies) in blank, all in form and substance reasonably satisfactory to Bank. The Perfection Certificate identifies which Pledged Interests are certificated as of the Effective Date. Except as specifically provided in Section 4.04(d) below, each Loan Party shall receive all certificates, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests in trust for Bank, and shall promptly upon receipt deliver to Bank such certificates, cash, instruments, and other property and proceeds, together with any necessary endorsement.

(b)   No issuer of Pledged Interests that is a limited liability company or limited partnership has elected pursuant to the provisions of Section 8-103 of the Code to provide that its equity interests are securities governed by Article 8 of the Code.

(c)   All of the Pledged Interests have been duly and validly issued and are fully paid and nonassessable. Each Loan Party granting a security interest in any Pledged Interest has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Interest owned by such Loan Party to Bank as provided herein.  No consent, approval, authorization or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person which has not yet been obtained or made is required either (i) for the pledge by any Loan Party of the Pledged Interests pursuant to this Agreement or (ii) for the exercise by Bank of the voting or other rights in respect of the Pledged Interests provided for in this or the remedies in respect of the Pledged Interests pursuant to this Agreement, except as may be required by the applicable Laws of the jurisdiction in which the issuer of such Pledged Interests is organized or in connection with such disposition by Laws affecting the offering and sale of securities generally or the Code.  The pledge by each Loan Party of such Loan Party’s Pledged Interests pursuant to this Agreement does not violate (i) the charter, by-laws, operating agreement or other organizational documents of any Loan Party granting a security interest in any Pledged Interest or any issuer of any Pledged Interest, or any material indenture, mortgage or agreement to which any such Loan Party or issuer is bound, or (ii) any restriction on such transfer or encumbrance of Pledged Interests, or (iii) any securities law or other applicable law.  With respect to any Pledged Interests constituting uncertificated securities, the execution and delivery of this Agreement by the applicable Loan Party granting a security interest in any Pledged Interest and issuer of any Pledged Interest together with the filing of a financing statement in the applicable Loan Party’s jurisdiction of organization will perfect Bank’s security interest in such Pledged Interests and any proceeds thereof by “control” (within the meaning of the Code).  With respect to any Pledged Interests constituting certificated securities, the delivery of the certificate representing such Pledged Interests endorsed to Bank or in blank will perfect Bank’s security interest in such Pledged Interests and any proceeds thereof by control.

(d)   So long as no Event of Default shall have occurred and be continuing:

(i) each Loan Party shall have the right to vote and give consents with respect to the Pledged Interests or any other Collateral for all purposes not inconsistent with the provisions of this Agreement; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of Bank in respect of the Collateral, except as otherwise expressly permitted by the Loan Documents.

(ii) each Loan Party shall be entitled to collect and receive for its own use, and shall not be required to pledge pursuant to Sections 4.01 or 6.12, any cash dividends, proceeds or distributions paid in respect of the Pledged Interests, except such dividends, proceeds or distributions as are prohibited under this Agreement or any other Loan Document; provided, however, that until actually paid, all rights to any such permitted dividends, proceeds or distributions shall remain subject to the Lien created by this Agreement. All dividends, proceeds or distributions in respect of any of the Pledged Interests of the Loan Parties whenever paid or made (other than such cash dividends, proceeds or distributions as are permitted to be paid to such Loan Party in accordance with this clause (ii)) shall be delivered to Bank to hold as Collateral and shall, if recovered by such Loan Party, be received in trust for the benefit of Bank, be segregated from the other property or funds of such Loan Party, and be forthwith delivered to Bank as Collateral.

4.05.   Intellectual Property. Whenever any Loan Party, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Loan Party shall report such filing to Bank concurrently with the next delivery of a Compliance Certificate. Upon the request of Bank, such Loan Party shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as Bank may request to evidence Bank’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Loan Party relating thereto or represented thereby.

Section 5 Representations and Warranties.

Each Loan Party represents and warrants as follows:

5.01. Due Organization, Authorization; Power and Authority; Enforceability.

(a)   Such Loan Party and each of its Subsidiaries is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization and is qualified and licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on such Person’s business. In connection with this Agreement, the Loan Parties have delivered to Bank a completed certificate signed by the Loan Parties, entitled “Perfection Certificate” (as updated by a notification to Bank in accordance with Section 7.02, the “Perfection Certificate”). (i) Such Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) such Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth the Loan Parties’ organizational identification number or accurately states that such Loan Party has none; (iv) the Perfection Certificate accurately sets forth the Loan Parties’ place of business, or, if more than one, its chief executive office as well as each such Loan Party’s mailing address (if different than its chief executive office); (v) no Loan Party (and each of its predecessors) has, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to the Loan Parties and their Subsidiaries is accurate and complete in all material respects (it being understood and agreed that the Loan Parties may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If any Loan Party is not now a Registered Organization but later becomes one, such Loan Party shall promptly notify Bank of such occurrence and provide Bank with such Loan Party’s organizational identification number.

(b)   The execution, delivery and performance by each Loan Party of the Loan Documents have been duly authorized by such Loan Party, and do not (i) conflict with any of such Loan Party’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and filings necessary to perfect Liens granted under the Loan Documents), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which a Loan Party is bound. No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on such Loan Party’s business.

(c)   This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party hereto or thereto, enforceable against it in accordance with its terms.

5.02.   Property.

(a)   Each Loan Party and its respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business. Each Loan Party and its respective Subsidiaries has good title to all material personal property and rights necessary or used in the ordinary conduct of its business.

(b)   Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. No Loan Party has Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for (i) the Collateral Accounts described in the Perfection Certificate and which such Loan Party has taken or will take such actions as are necessary to give Bank a perfected security interest therein, pursuant to and to the extent required by Section 6.08(b) and (ii) other Collateral Accounts created after the Effective Date and disclosed to Bank that are subject to Control Agreements except to the extent not required pursuant to Section 6.08(b).

(c)   The Accounts are bona fide, existing obligations of the Account Debtors.

(d)   No third party bailee (such as a warehouse) is in possession of any Collateral valued in excess of $500,000 except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.02. No Collateral valued in excess of $500,000 shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.02.

(e)   All Inventory is in all material respects of good and marketable quality, free from material defects.

(f) Each Loan Party and each of its Subsidiaries is the sole owner of the material Intellectual Property which it owns or purports to own except for Permitted Liens. No part of the material Intellectual Property of the Loan Parties or their Subsidiaries has been judged invalid or unenforceable, in whole or in part. To the best of each Loan Party’s knowledge, other than as disclosed to Bank, no claim has been made in writing that any part of the Intellectual Property owned by such Loan Party violates the rights of any third party except to the extent such claim could not reasonably be expected to result in a Material Adverse Change. All registration and renewal fees with respect to material Intellectual Property of the Loan Parties or their Subsidiaries have been paid.

5.03.   Litigation. Except as disclosed in writing pursuant to Section 6.02 or as set forth in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against any Loan Party or any of their respective Subsidiaries that could reasonably be expected to result in (i) liability involving more than, individually or in the aggregate, One Million Dollars ($1,000,000). or (ii) a Material Adverse Change.

5.04.   Financial Statements; Material Adverse Change; No Default.

(a)   All consolidated financial statements related to Borrower and its Subsidiaries that Bank has received from Borrower fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended.

(b)   There has not been any Material Adverse Change since the date of the Annual Financial Statements.

(c)   The Annual Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date hereof, including liabilities for taxes, material commitments and Indebtedness.

(d)   No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.05.   Solvency. The present fair salable value of each of Borrower’s (individually) and the Loan Parties’ (taken as a whole) consolidated assets (including goodwill minus disposition costs) exceeds the sum of Borrower’s (individually) or the Loan Parties’ (taken as a whole), as applicable, consolidated liabilities; the capital of each of Borrower (individually) and the Loan Parties (taken as a whole), is not unreasonably small in relation to its or their business, as applicable, as currently contemplated after the transactions in this Agreement; and each of Borrower (individually) and the Loan Parties (taken as a whole) are able to pay its or their debts (including trade debts), as applicable, as they mature and has not incurred or intends to incur debts including current obligations beyond its or their ability, as applicable, to pay such debts as they become due in the ordinary course of business.

5.06.   Regulatory Compliance.

(a)   Each Loan Party and each of its respective Subsidiaries (and with respect to any plan subject to Title IV of ERISA, each of the Loan Parties’ and their respective Subsidiaries’ ERISA Affiliates) has met the minimum funding requirements of ERISA applicable to it with respect to any employee benefit plans subject to ERISA, and no event has occurred or is reasonably expected to occur with respect to any such plan that would result in any Loan Party or any Subsidiary incurring any liability under ERISA, in each case except as could not reasonably be expected to result in a Material Adverse Change. No Loan Party nor any of their respective Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and provided the Credit Extensions are not funded with “plan assets” the issuance of any Letter of Credit hereunder will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(b)   No Loan Party or any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Loan Party is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).

(c)   As of the date hereof, there are no strikes, lockouts or slowdowns against any Loan Party or any of their respective Subsidiaries pending or, to the knowledge of such Loan Party, threatened in writing. Each Loan Party and each of their respective Subsidiaries has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.

(d)   Each Loan Party and each of their respective Subsidiaries (i) has complied in all respects with all Requirements of Law, the noncompliance of which would reasonably be expected to have a material adverse effect on its business, and (ii) has not violated any Requirements of Law the violation of which would reasonably be expected to have a material adverse effect on its business. None of any Loan Party’s or any of their respective Subsidiaries’ properties or assets has been used by such Loan Party or any of its respective Subsidiaries or, to the best of such Loan Party’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Loan Party and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to have a material adverse effect on such business.

(e)   With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.07.   Subsidiaries; Investments. No Loan Party nor any of its respective Subsidiaries own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.08.   Tax Returns and Payments; Pension Contributions.

(a)   Each Loan Party and each of their respective Subsidiaries has timely filed all required material tax returns and reports, and each Loan Party and each of their respective Subsidiaries has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party or such Subsidiary except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

(b)   The Loan Parties are unaware of any claims or adjustments proposed for any of such Loan Party’s or any of its respective Subsidiaries’ prior tax years which could result in additional material taxes becoming due and payable by such Loan Party or such Subsidiary. Each Loan Party and each of its Subsidiaries (and with respect to any plan subject to Title IV of ERISA, each of the Loan Parties’ and their respective Subsidiaries’ ERISA Affiliates) has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party, nor any Subsidiary nor, with respect to any such plan subject to Title IV of ERISA, any ERISA Affiliate, has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Loan Party, any of its respective Subsidiaries, or any ERISA Affiliates, as applicable, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency, except where failure to pay such amounts or such withdrawal, termination or liability could not reasonably be expected to result in a material adverse effect on such Loan Party’s, Subsidiary’s or ERISA Affiliate's business.

5.09.   Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and for other general corporate purposes and not for personal, family, household or agricultural purposes.

5.10.   Full Disclosure. No written representation, warranty or other statement of any Loan Party or any of their respective Subsidiaries in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by the Loan Parties in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11.   Insurance. Borrower believes that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations. As of the date hereof, all premiums in respect of such insurance have been paid.

5.12.   Sanctions. None of the Loan Parties nor any of their respective Subsidiaries, any director or officer or any employee, agent, or Affiliate of the Loan Parties or any of their respective Subsidiaries, is a Person that is, or is owned or controlled by Persons that are, (a) the target or subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (b) located, organized or resident in a country or territory that is the target or subject of Sanctions, including the Crimea region, Cuba, Iran, North Korea and Syria.

5.13.   Anti-Bribery Laws. No Loan Party nor any of their respective Subsidiaries nor to the knowledge of any Loan Party, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Loan Parties or any of their respective Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, each Loan Party and, to the knowledge of such Loan Party, its Affiliates, have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar Laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.14.  EEA Financial Institutions. No Loan Party is an Affected Financial Institution.

5.15.   Beneficial Ownership Certificate. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.16. Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to a Loan Party’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

5.17. No Undisclosed Liabilities. No Loan Party nor any of their respective Subsidiaries has any liabilities or obligations which are material, individually or in the aggregate, which are not disclosed in the Annual Financial Statements, other than those incurred in the ordinary course of such Loan Parties’ or such Subsidiary’s businesses since the date of such Annual Financial Statements and which, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change.

5.18.  Status as Senior Indebtedness. All Obligations constitute “Senior Indebtedness” pursuant to any intercreditor or subordination agreements.

5.19.  Data Security and Privacy.

(a) Each Loan Party and its Subsidiaries is, and at all times, has been, in compliance in all material respects with (i) all applicable Data Protection Laws, including, to the extent applicable, but not limited to the GDPR and those relating to cross-border transfers; (ii) all applicable contractual obligations of each Loan Party and its Subsidiaries concerning data privacy and security relating to Personal Data in the possession or control of a Loan Party or a Subsidiary or maintained by third parties on behalf of such Loan Party or Subsidiary and having access to such information under contracts (or portions thereof) to which a Loan Party or a Subsidiary is a party; and (iii) all applicable data transfer agreements and data processing agreements, including the EU standard contractual clauses, to which a Loan Party or a Subsidiary is a party (collectively, “Privacy Agreements”), in each case except as would not reasonably be expected to result in a Material Adverse Change:

(b) Each Loan Party and its Subsidiaries is, and has been, in compliance in all material respects with all applicable prior and current written internal and public-facing privacy policies and notices of the Loan Parties and its Subsidiaries regarding the collection, retention, use, processing, disclosure and distribution of Personal Data by the Loan Parties or their Subsidiaries or their respective agents (collectively, the “Privacy Policies”), and the Privacy Policies have been maintained to be consistent in all material respects with the actual practices of each Loan Party and its Subsidiaries, in each case except as would not reasonably be expected to result in a Material Adverse Change. The Privacy Policies contemplate the Loan Parties’ and their Subsidiaries’ current uses of the Personal Data, and to the extent required under applicable Data Protection Laws, each Loan Party and its Subsidiaries has sought and obtained the appropriate consent from the applicable data subject for such uses, in each case except as would not reasonably be expected to result in a Material Adverse Change. The Privacy Policies have made all material disclosures to users, customers, employees, or other individuals required by Data Protection Laws, in each case except as would not reasonably be expected to result in a Material Adverse Change.

(c) Each Loan Party and its Subsidiaries has implemented and maintains a commercially reasonable security program (“Security Program”) that (i) complies in all material respects with all applicable Data Protection Laws, applicable Privacy Policies, and applicable Privacy Agreements, and (ii) includes commercially reasonable administrative, technical, organization, and physical security procedures and measures designed to preserve the security and integrity of all Personal Data and any other sensitive or confidential information or data related to each Loan Party and its Subsidiaries (collectively, “Company Sensitive Information”) in such Loan Party’s or its Subsidiaries’ possession or control and to protect such Company Sensitive Information against unauthorized or unlawful processing, access, acquisition, use, theft, interruption, modification, disclosure, loss, destruction or damage, in each case except as would not reasonably be expected to result in a Material Adverse Change.

(d) There has been (i) no actual, suspected or alleged (in writing) incidents of unauthorized access, use, intrusion, disclosure or breach of the security of any information technology systems owned or controlled by a Loan Party or a Subsidiary or any of their contractors and used by such contractors on behalf of a Loan Party or a Subsidiary, and (ii) no actual, suspected or alleged (in writing) incidents of unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Sensitive Information, in each case that could reasonably be expected to cause a Material Adverse Change.

(e) Each Loan Party and its Subsidiaries has a valid and legal right (whether contractually, by applicable law or otherwise) to access or use all Personal Data that is accessed and used by or on behalf of a Loan Party or a Subsidiary in connection with the sale, use and/or operation of their products, services and businesses, in each case except as could not reasonably be expected to cause a Material Adverse Change.

(f)   Except as could not reasonably be expected to have a Material Adverse Change, there is no pending or to the knowledge of any Loan Party, threatened in writing, complaints, claims, demands, inquiries, proceedings, or other notices, including any notices of any investigation or other legal proceedings, regarding a Loan Party or a Subsidiary, initiated by (i) any Governmental Authority, including the United States Federal Trade Commission, a state attorney general, data protection authority or similar state official, or a supervisory authority; (ii) any counterparty to, or subject of, a Privacy Agreement; or (iii) any self-regulatory authority or entity, alleging that any activity of a Loan Party or a Subsidiary: (1) is in violation of any applicable Data Protection Laws, (2) is in violation of any Privacy Agreements, (3) is in violation of any Privacy Policies or (4) is otherwise in violation of any person’s privacy, personal or confidentiality rights.

Section 6 Affirmative Covenants.

Each Loan Party shall, and shall cause each of its Subsidiaries to, do all of the following:

6.01. Government Compliance.

(a) Except as permitted by Section 7.03, maintain its legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Each Loan Party shall comply, and have each Subsidiary comply, in all material respects, with all Laws, ordinances and regulations to which it is subject.

(b) Obtain all of the Governmental Approvals necessary for the performance by such Loan Party of its obligations under the Loan Documents and the grant of a security interest to Bank in the Collateral. Upon Bank’s request, such Loan Party shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.02. Financial Statements, Reports, Certificates. Provide Bank with the following:

(a) Commencing on August 1, 2022, a Borrowing Base Certificate (and any schedules related thereto) (i) with each Letter of Credit Application, and (ii) within thirty (30) days after the end of each month;

(b) as soon as available, but no later than forty-five (45) days after the last day of each quarter, quarterly accounts payable agings and quarterly accounts receivable agings, in each case, aged by invoice date;

(c) as soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated balance sheet, income statement and cash flow statement covering Borrower’s consolidated operations for such quarter certified by a Responsible Officer of Borrower and in a form reasonably acceptable to Bank;

(d) as soon as available, but no later than forty-five (45) days after the last day of each quarter, a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, certifying that as of the end of such quarter, except as noted therein, the Loan Parties were in full compliance with all of the terms and conditions of this Agreement and the other Loan Documents, and setting forth calculations showing compliance with the financial covenants set forth in Section 6.09 of this Agreement and such other information as Bank may reasonably request;

(e) as soon as available, but no later than sixty (60) days after the last day of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then current fiscal year of Borrower, and (B) annual financial projections for such fiscal year (on a monthly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(f)   as soon as available, and in any event within one hundred eighty (180) days following the end of Borrower’s fiscal year, (i) audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified (other than any qualification or limitation as to “going concern”) opinion on the financial statements from an independent certified public accounting firm of nationally recognized standing or otherwise reasonably acceptable to Bank and (ii) a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, certifying that as of the end of such fiscal year, except as noted therein, the Loan Parties were in full compliance with all of the terms and conditions of this Agreement and the other Loan Documents, and setting forth calculations showing compliance with the financial covenants set forth in Section 6.09 of this Agreement and such other information as Bank may reasonably request;

(g) in the event that Borrower or any Subsidiary becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(h) within ten (10) Business Days of delivery, copies of all statements, reports and notices made available to all or a majority of such Loan Party’s security holders or to any holders of Subordinated Debt or Permitted Convertible Notes, in each case, solely in such holders’ capacities as holders of securities of the Loan Parties, Subordinated Debt or Permitted Convertible Notes and not in such Person’s capacity as board members or otherwise;

(i)   prompt, and in any event, within three (3) Business Days, report of the occurrence of any Default or Event of Default;

(j)   prompt, and in any event, within five (5) Business Days, report of (i) any adverse finding in respect of any action or proceeding set forth in the Perfection Certificate, (ii) any legal actions pending or threatened in writing against any Loan Party or any of their respective Subsidiaries that could reasonably be expected to result in damages or costs to the Loan Parties or any of their respective Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000) or more, (iii) any Acquisitions or (iv) any matter that has resulted or could reasonably be expected to result in a Material Adverse Change;

(k) promptly following any request therefor, information and documentation reasonably requested by Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;

(l)   prompt, and in any event, within five (5) Business Days, report of any departure of any Key Person departing or ceasing to be employed by Borrower or of any Key Person ceasing to be involved in the day to day operations of the Loan Parties or to hold an executive office at least equal in seniority and responsibility to such Person’s present office as of the Effective Date;

(m) other information reasonably requested by Bank;

(n) prompt notice of the creation or acquisition of any Subsidiary, including if such Subsidiary is a Foreign Subsidiary; and

(o) prior to a Qualified IPO, at least five (5) Business Days’ (or such shorter period as may be agreed to by Bank) prior written notice of any sale or issuance of any stock of Borrower which will result in any Person owning, directly or indirectly, 25% or more of the outstanding voting stock of Borrower on a fully diluted basis, including the purchasers of such stock, any “know your customer” information required by Bank, the terms of such sale or issuance and the total sale or issuance proceeds to be received by Borrower.

6.03. Inventory; Returns. Keep all material Inventory in good and marketable condition, free from material defects.

6.04. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

6.05. Payment of Obligations; Taxes; Pensions. Timely file all required material tax returns and reports and timely pay all its material obligations and liabilities, including, without limitation, material foreign, federal, state and local taxes, assessments, deposits and contributions owed by the Loan Parties and each of their respective Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.08 hereof, and shall deliver to Bank, upon reasonable request, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans (including, with respect to any such plan subject to Title IV of ERISA, evidence that each ERISA Affiliate has paid such amounts) in accordance with their terms.

6.06. Access to Collateral; Books and Records.

(a) At reasonable times, on five (5) Business Days’ written notice (provided that one (1) Business Days’ written notice is required if an Event of Default has occurred and is continuing), provide Bank, or its agents, the right, during normal business hours, to conduct field examinations, inspect the Collateral and the right to audit and copy the Books. The foregoing examinations, inspections and audits shall be conducted at Borrower’s expense and no more often than once every twelve (12) months with reasonable efforts to minimize disruption to such Loan Party’s business, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as Bank shall reasonably determine is necessary; provided, however, that so long as no Event of Default has occurred and is continuing, neither the Loan Parties nor any of their respective Subsidiaries shall be required to disclose or permit the inspection, examination or making of copies of, any matter that constitutes non-financial trade secrets or non-financial proprietary information of such Person.

(b) At reasonable times, on five (5) Business Days’ written notice (provided that one (1) Business Day’s written notice is required if an Event of Default has occurred and is continuing), provide Bank, or its agents, the right, during normal business hours, to discuss its financial matters with the independent auditors of Borrower and its Subsidiaries (and each Loan Party hereby authorizes all such independent auditors to discuss those financial matters with Bank or any representative, agent, or advisor thereof); provided, that a representative of Borrower may be present during any such discussions between Bank and the independent auditors of Borrower and its Subsidiary if so requested in writing by Borrower. The foregoing shall be conducted at Borrower’s expense and no more often than once every twelve (12) months, unless an Event of Default has occurred and is continuing, in which case such discussions shall occur as often as Bank shall reasonably determine is necessary.

(c) Maintain proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

6.07. Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for similarly situated companies in such Loan Party’s industry, stage of development and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, and in amounts that are reasonably satisfactory to Bank; provided, that Bank hereby acknowledges and agrees that the scope and amount of insurance coverage in effect as of the Effective Date are satisfactory to Bank. All property policies that name any Loan Party as an insured party shall have a lender’s loss payable endorsement showing Bank as lender loss payee. The general liability policies that name any Loan Party as an insured party shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations, provided that, so long as no Event of Default has occurred and is continuing, such Loan Party may apply the proceeds of any property policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property shall be (A) of equal or like value as the replaced or repaired property and (B) deemed to constitute Collateral in which Bank has been granted a first priority security interest to the extent the destroyed or damaged property consists of Collateral and such Loan Party shall enter into such further documentation as may be required by Bank to give effect to such first priority security interest.

(c) At Bank’s request, the Loan Parties shall deliver certificates of insurance and evidence of all premium payments. Each provider of any such insurance required under this Section 6.07 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days’ prior written notice before any such policy or policies shall be canceled (with the exception of cancellation due to non-payment of premium, which will be ten (10) days’ prior written notice). If any Loan Party fails to obtain insurance as required under this Section 6.07 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such certificates of insurance policies required in this Section 6.07, and take any action under the policies Bank deems reasonably prudent.

6.08. Operating Accounts.

(a) Each Loan Party and each of its Subsidiaries shall, at all times on and after the date that is 180 days following the Effective Date, maintain its primary banking business, including depository and operating accounts with Bank or Bank’s Affiliates. For the avoidance of doubt, the Loan Parties and their Subsidiaries may maintain other banking relationships, subject to clause (b) below, so long as the primary banking relationship is with Bank or Bank’s Affiliates.

(b) Provide Bank written notice within five (5) Business Days after establishing any Collateral Account of any Loan Party at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that any Loan Party at any time maintains, such Loan Party shall cause the applicable bank or financial institution (other than Bank, but including Bank’s Affiliates) at or with which any Collateral Account is maintained to execute and deliver within thirty (30) days after opening such Collateral Account (or, with regard to Collateral Accounts existing on the Effective Date, sixty (60) days after the Effective Date) a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of such Loan Party’s employees and identified to Bank by such Loan Party as such, (ii) cash collateral accounts with respect to Permitted Liens under clause (a) of such definition securing Permitted Indebtedness under clause (b) of such definition, (iii) accounts held outside the United States in the ordinary course of business relating to operations outside of the United States and (iv) accounts constituting money market accounts to the extent identified as such on the Perfection Certificate (such deposit accounts, “Excluded Accounts”).

6.09. Financial Covenants.

(a) Beginning with the fiscal quarter ending March 31, 2022, Borrower shall have Gross Revenue for the trailing twelve (12) month period ending as of the last day of each fiscal quarter set forth below of at least the amount set forth below for such trailing twelve (12) month period, to be certified to Bank in each Compliance Certificate delivered to Bank:

Period Ending	Gross Revenue
March 31, 2022	$[***]
June 30, 2022	$[***]
September 30, 2022	$[***]
December 31, 2022	$[***]
March 31, 2023	$[***]
June 30, 2023	$[***]
September 30, 2023	$[***]

(b) Borrower shall at all times maintain on deposit in accounts with Bank and its Affiliates at all times cash and Cash Equivalents in an amount greater than or equal to $10,000,000.

6.10. Protection of Intellectual Property Rights. (a) Protect, defend and maintain the validity and enforceability of its material Intellectual Property; (b) promptly advise Bank in writing of material infringements or any other event that would reasonably be expected to materially and adversely affect the value of its Intellectual Property that is material to such Loan Party’s business; and (c) not allow any Intellectual Property that is material to such Loan Party’s business (as determined in good faith by such Loan Party) to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.11. Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, each Loan Party and its respective officers, employees and agents and the Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to any Loan Party.

6.12. Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.03 and 7.07 hereof, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, such Loan Party shall cause such new Subsidiary to provide to Bank, within thirty (30) days (or such longer period as Bank may agree to) after such acquisition or formation:

(a) in the case of a Domestic Subsidiary, a Guarantee Agreement (or joinder thereto) together with a joinder to this Agreement to cause such Domestic Subsidiary to become Guarantor and Loan Party hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Domestic Subsidiary),

(b) appropriate certificates and powers, proxies and financing statements, pledging all of the direct ownership interest of any Loan Party in such new Subsidiary, in form and substance satisfactory to Bank; provided, that in the case of a Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of the stock, units or other evidence of ownership of such Foreign Subsidiary; and

(c) all other documentation in form and substance reasonably satisfactory to Bank, including one or more perfection certificates, secretary certificates, and opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.

6.13. Use of Proceeds. Use the proceeds of the Credit Extensions as working capital and for other general corporate purposes not in contravention of any law or of any Loan Document.

6.14. Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral, to ensure the Obligations are guaranteed by each Domestic Subsidiary of Borrower or to effect the purposes of this Agreement and the other Loan Documents.

6.15. Governmental Approvals. Deliver to Bank, within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law, in each case, that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of such Loan Party or any of its respective Subsidiaries.

6.16. Data Security and Privacy.

(a) Each Loan Party and its Subsidiaries will maintain compliance in all material respects with (i) all applicable Data Protection Laws, including but not limited to the GDPR and those relating to cross-border transfers; (ii) all applicable contractual obligations concerning data privacy and security relating to Personal Data in the possession or control of a Loan Party or a Subsidiary or maintained by third parties on behalf of such Loan Party or Subsidiary and having access to such information under contracts (or portions thereof) to which a Loan Party or a Subsidiary is a party; and (iii) the Privacy Agreements, in each case except as would not reasonably be expected to result in a Material Adverse Change.

(b) Each Loan Party and its Subsidiaries will maintain compliance in all material respects with all Privacy Policies consistent with the actual practices of each Loan Party and its Subsidiaries. In connection with the Loan Parties’ and their Subsidiaries’ uses of the Personal Data as permitted by the Privacy Policies, each Loan Party and its Subsidiaries will obtain the appropriate consent from the applicable data subject necessary for such uses, to the extent required under applicable Data Protection Laws, in each case except as would not reasonably be expected to result in a Material Adverse Change. All Privacy Policies in place will make all material disclosures to users, customers, employees, or other individuals as required by Data Protection Laws, in each case except as would not reasonably be expected to result in a Material Adverse Change.

(c) Each Loan Party and its Subsidiaries will maintain and comply with its Security Program except as would not reasonably be expected to result in a Material Adverse Change. Any Security Program of the Loan Parties or their Subsidiaries will at all times (i) comply in all material respects with all applicable Data Protection Laws, applicable Privacy Policies, and applicable Privacy Agreements, and (ii) include and incorporate commercially reasonable administrative, technical, organization, and physical security procedures and measures designed to preserve the security, integrity and confidentiality of all Personal Data or Company Sensitive Information in such Loan Party’s or Subsidiary’s possession or control and each Loan Party and its respective Subsidiaries will protect such Company Sensitive Information against unauthorized or unlawful processing, access, acquisition, use, theft, interruption, modification, disclosure, loss, destruction or damage, in each case except as would not reasonably be expected to result in a Material Adverse Change.

(d) The Loan Parties shall take commercially reasonable steps designed to ensure that no material (i) incidents of unauthorized access, use, intrusion, disclosure or breach of the security of any information technology systems operated in connection with a Loan Party or a Subsidiary or any of their contractors or (ii) incidents of unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Sensitive Information shall occur, in each case except as would not reasonably be expected to result in a Material Adverse Change.

(e) Each Loan Party and its Subsidiaries will have a valid and legal right (whether contractually, by applicable law or otherwise) to access or use all Personal Data that is accessed and used by or on behalf of a Loan Party or a Subsidiary in connection with the sale, use and/or operation of their products, services and businesses, in each case except as could not reasonably be expected to cause a Material Adverse Change.

(f)   Borrower will promptly give notice to Bank upon any Loan Party becoming aware of any pending, written complaints, claims, demands, inquiries, proceedings, or other notices, including any notices of any investigation or other legal proceedings, regarding a Loan Party or a Subsidiary and of which it becomes aware, initiated by (i) any Person; (ii) any Governmental Authority, including the United States Federal Trade Commission, a state attorney general, data protection authority or similar state official, or a supervisory authority; or (iii) any self-regulatory authority or entity, alleging that any activity of a Loan Party or a Subsidiary: (1) is in violation of any applicable Data Protection Laws, (2) is in violation of any Privacy Agreements, (3) is in violation of any Privacy Policies, (4) is otherwise in violation of any person’s privacy, personal or confidentiality rights, or (5) otherwise constitutes an unfair, deceptive, or misleading trade practice, in each case except as would not reasonably be expected to result in a Material Adverse Change.

6.17. Landlord Waivers; Bailee Waivers. In the event that Borrower or any other Loan Party, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.02, then Borrower or such other Loan Party, in the event that the Collateral at any new location is valued in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate at such location, will provide prior written notice to Bank, and use commercially reasonable efforts to cause such bailee or landlord, as applicable, to execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Bank within sixty (60) days of the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.18. De-SPAC Joinder. Borrower shall notify Bank no less than five (5) Business Days prior to the consummation of the transactions pursuant to or provided for in the De-SPAC Agreement, and shall cause the surviving entity to execute and deliver to Bank a joinder agreement for PubCo together with the other documents required by Section 6.12 with respect to PubCo and the surviving entity concurrently with consummation of such transactions.

6.19. Post-Closing Covenants. By no later than thirty (30) days after the Effective Date (as such date may be extended by Bank in its sole discretion, which extension may be given by electronic mail), deliver or cause to be delivered with respect to each property and general liability insurance policy that names any Loan Party as an insured party a lender’s loss payable or additional insured endorsement, as applicable, in favor of Bank showing Bank as lender loss payee or additional insured, as applicable, as required by Section 6.07.

Section 7 Negative Covenants.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, do any of the following without Bank’s prior written consent:

7.01. Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower or any of its Subsidiaries; (c) consisting of Permitted Liens and Permitted Investments; (d)  consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (e) consisting of the sale or discount, in each case without recourse and in the ordinary course of business, by Borrower or its Subsidiaries of accounts receivable or notes receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and dispositions of any securities received in any such bankruptcy or reorganization, (f) from any Subsidiary that is not a Loan Party to Borrower or any Subsidiary; (g) from any Loan Party to another Loan Party, and (h) other Transfers not to exceed (x) prior to a Qualified IPO, Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year and (y) from and after a Qualified IPO, Two Million Five Hundred Thousand ($2,500,000) in the aggregate in any fiscal year, provided that no such cap shall apply to any Dispositions made at any time that the Liquidity Threshold is satisfied; provided further that in no event shall any Loan Party Transfer Intellectual Property to a Subsidiary that is not a Loan Party. For the avoidance of doubt, this Section 7.01 shall not prohibit the early termination or unwinding of any Permitted Call Spread Agreement so long as the related payments are made in accordance with 7.07.

7.02. Changes in Business, Management, Control, or Business Locations.

(a) (i) Engage in any business other than the businesses currently engaged in by the Loan Parties and their Subsidiaries or that are reasonably similar, related or incidental thereto; or (ii) change the date on which its fiscal year ends.

(b) No Loan Party shall, without at least ten (10) Business Days prior written notice to Bank: (i) add any new domestic chief executive offices or headquarter locations, (ii) deliver any material Collateral to any third party bailee, (iii) change its jurisdiction of organization, (iv) change its organizational type, (v) change its legal name, or (vi) change any organizational number (if any) assigned by its jurisdiction of organization, in each case, other than pursuant to the transactions set forth in the De-SPAC Agreement, in which case such notice may be delivered within ten (10) Business Days after the consummation of such transactions. Each notice under this Section 7.02(b) shall be deemed to update the Perfection Certificate to include such information.

7.03. Fundamental Changes; Acquisitions. Dissolve, liquidate, merge or consolidate with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), other than (a) Permitted Acquisitions, (b) the dissolution or liquidation of the assets of a Subsidiary in favor of a Loan Party or, in the case of any Subsidiary that is not a Loan Party, in favor of a Loan Party or other Subsidiary of Borrower and (c) the consummation of the transactions pursuant to or provided for in the De-SPAC Agreement.

7.04. Indebtedness. Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness.

7.05. Encumbrances; Negative Pledge. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts or Contracts, except for Permitted Liens, (b) permit any Collateral not to be subject to the first priority security interest granted herein (subject to Permitted Liens), or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting such Loan Party or any of its Domestic Subsidiaries from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Loan Party’s or such Domestic Subsidiary’s assets or property in favor of Bank, except (i) in the agreements governing any Lien permitted by clause (c) of the definition Permitted Liens so long as such restrictions apply solely to the assets subject to such Permitted Lien, (ii) customary non-assignment or negative pledge arrangements in contracts and (iii) customary restrictions and conditions contained in asset sale agreements, purchase agreements and acquisition agreements, provided that such restrictions do not prohibit the granting of a security interest in Borrower’s or any Subsidiary’s Intellectual Property in favor of Bank. Notwithstanding anything contained herein to the contrary, no Loan Party or any Domestic Subsidiary thereof shall create, incur, allow, or suffer any Lien on any of its Intellectual Property (except in favor of Bank).

7.06. Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.08(b) hereof.

7.07. Distributions; Permitted Convertible Notes; Permitted Call Spread Agreements.

(a) Pay any dividends (excluding dividends paid in stock) or make any distribution or payment or redeem, retire or purchase any capital stock other than:

(i)   conversions of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof;

(ii) payments of cash in lieu of the issuance of fractional shares upon (A) exercise of options or warrants or (B) the conversion or exchange of such Person’s equity interest;

(iii) repurchases of equity interests of Borrower of former directors, officers, employees or consultants of Borrower or any Subsidiary at the original sales price pursuant to board of directors-approved repurchase agreements, option agreements or similar arrangements (a) in an aggregate amount for all such repurchases not to exceed (x) prior to a Qualified IPO, Five Hundred Thousand Dollars ($500,000) in any twelve (12) month period and (y) from and after a Qualified IPO, Two Million Five Hundred Thousand ($2,500,000) in any twelve (12) month period, provided that no such cap shall apply at any time that the Liquidity Threshold is satisfied, in each case, so long as no Default or Event of Default has occurred and is continuing at the time of any such repurchase and would not exist immediately after giving effect to any such repurchase and (b) in connection with the consummation of the transactions pursuant to the De-SPAC Agreement;

(iv) distributions, repurchases and redemptions payable solely in equity interests of Borrower so long as no Change in Control would result therefrom;

(v) issuances or distributions of capital stock, stock options or similar equity rights to officers, directors and employees, and related cash payments of taxes in connection with such issuances or distributions, pursuant to incentive plans approved by the board of directors, in each case so long as no Default or Event of Default exists or would result therefrom;

(vi) payments (including distributions) to Borrower and other Subsidiaries of Borrower (and, in the case of a restricted payment by a non-wholly-owned Subsidiary, to Borrower, any other Subsidiary and to each other owner of equity interests of such Subsidiary based on its relative ownership interests of the relevant class of equity interests); provided, if a Default or Event of Default shall have occurred and be continuing or shall immediately be caused thereby, no Loan Party may make any restricted payment to a Subsidiary that is not a Loan Party; and

(vii)   other distributions, repurchases and redemptions in an aggregate amount not to exceed (x) prior to a Qualified IPO, Five Hundred Thousand Dollars ($500,000) in any fiscal year and (y) from and after a Qualified IPO, Two Million Five Hundred Thousand ($2,500,000) in any fiscal year, provided that no such cap shall apply at any time that the Liquidity Threshold is satisfied, in each case, in any fiscal year so long as, (x) on a pro forma basis giving effect to such payment, (A) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, and (B) Borrower shall be in compliance on a pro forma basis with the financial covenants in Section 6.09.

(b) Make any payments or distributions with respect to any Permitted Convertible Notes or any Permitted Call Spread Agreements other than:

(i)   the conversion by holders of any Permitted Convertible Notes (including any cash payment upon conversion thereof ), in each case, in accordance with the terms of the indenture governing such Permitted Convertible Notes so long as no (1) Event of Default has occurred and is continuing and (2) in the case of any cash payment upon conversion (other than any cash payment in lieu of a fractional share due upon conversion thereof) the Liquidity Threshold is satisfied on the date of such payment;

(ii) required cash payment of any principal or premium on, or required payment of any cash interest with respect to, any Permitted Convertible Notes, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Notes, so long as (1) no Default or Event of Default has occurred and is continuing, and (2) other than in the case of any regularly scheduled payment in cash of interest in respect of any Permitted Convertible Notes, the Liquidity Threshold is satisfied on the date of such payment; provided that to the extent both (A) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Note (excluding any required payment of interest with respect to such Permitted Convertible Note and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (B) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of any Permitted Bond Hedge Transaction relating to such Permitted Convertible Note, the payment of such excess cash shall not be permitted by this clause (ii);

(iii) any required payment with respect to, or required early unwind or settlement of, any Permitted Call Spread Agreement, in each case, in accordance with the terms of the agreement governing such Permitted Call Spread Agreement; provided that, (x) to the extent cash is required to be paid under a Permitted Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by PubCo (or its Affiliate) (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash shall not be permitted by this clause (iii) and any (y) cash payments pursuant to a Permitted Bond Hedge Transaction may only be made so long as (1) no Default or Event of Default has occurred and is continuing, and (2) the Liquidity Threshold is satisfied on the date of such payment.

Notwithstanding the foregoing, PubCo may repurchase, exchange or induce the conversion of Permitted Convertible Notes by delivery of shares of PubCo’s common stock and/or a different series of Permitted Convertible Notes (which series (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Notes that are so repurchased, exchanged or converted and (y) has terms, conditions and covenants that are no less favorable to PubCo than the Permitted Convertible Notes that are so repurchased, exchanged or converted (as determined by PubCo in good faith)) (any such series of Permitted Convertible Notes, “Refinancing Convertible Notes”) and/or by payment of cash (in an amount that does not exceed the proceeds received by PubCo from the substantially concurrent issuance of shares of PubCo’s common stock and/or Refinancing Convertible Notes plus the net cash proceeds, if any, received by PubCo pursuant to the related exercise or early unwind or termination of the related Permitted Call Spread Agreements, in each case, so long as no Event of Default has occurred and is continuing.

7.08. Investments. Directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments.

7.09. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of such Loan Party, except for (a) transactions permitted by Section 7.01, Section 7.04 and Section 7.07, (b) transactions by and among the Loan Parties and their Subsidiaries permitted hereunder, (c) reasonable and customary compensation arrangements approved by Borrower’s board of directors, and (d) transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.10. Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank, except as expressly permitted under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject.

7.11. Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; (b) fail to meet the minimum funding requirements of ERISA or pursuant to any Foreign Government Scheme or Arrangement, as applicable, permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; (c) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on such Loan Party’s business; or (d) withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan (or permit any ERISA Affiliate to do the foregoing with respect to any such plan subject to Title IV of ERISA) which would reasonably be expected to result in any material liability of such Loan Party, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.12. Restrictive Agreements. Enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document or any Bank Services Agreement) that (a) limits the ability (i) of any Subsidiary to pay any dividends or make any distribution or payment to, or redeem, retire or purchase any capital stock of, Borrower or to otherwise transfer property to or invest in Borrower, or (ii) of any Subsidiary to guarantee the Indebtedness of Borrower, other than (i) restrictions existing under applicable law, (ii) customary restrictions and conditions contained in asset sale agreements, purchase agreements and acquisition agreements and (iii) customary net worth provisions contained in real property leases or licenses of intellectual property entered into by Borrower or any of its Subsidiaries in the ordinary course of business; or (b) requires the grant of a Lien (other than a Permitted Lien) to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.13. Sanctions. Directly or indirectly, use the proceeds of the Credit Extensions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the target or subject of Sanctions or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Credit Extensions, whether as issuing bank, lender, underwriter, advisor, investor or otherwise).

7.14. Anti-Bribery. Use, directly or indirectly, any part of the proceeds of any Credit Extension for any payments that constitute a violation of any applicable anti-bribery law.

7.15. Amendment of Certain Documents. Agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Operating Documents in a manner materially adverse to the rights or interests of the Loan Parties or Bank. For the avoidance of doubt, nothing herein shall prohibit the transactions pursuant to or provided for in the De-SPAC Agreement.

Section 8 Events of Default.

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.01. Payment Default. Any Loan Party fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.02. Covenant Default.

(a) Any Loan Party fails or neglects to perform any obligation in Sections 6.01(a) (with respect to maintaining a Loan Party’s existence), 6.02, 6.07, 6.08(b), 6.09, 6.12, 6.13, 6.18, or 6.19 or violates any covenant in Section 7; or

(b) Any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document or any Bank Services Agreement, and as to any default (other than those specified in Section 8.01 or Section 8.02(a)) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by such Loan Party be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period);

8.03. Material Adverse Change. A Material Adverse Change occurs;

8.04. Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Loan Party or of any Subsidiary, (ii) any expropriation, attachment, sequestration, distress or execution or any analogous process affects any asset or assets of a Loan Party or of any Subsidiary or (iii) a notice of lien or levy is filed against any of such Loan Party’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within fifteen (15) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any fifteen (15) day cure period; or

(b) (i) any material portion of any Loan Party’s or any Subsidiary’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver or any other relevant person, or (ii) any court order enjoins, restrains, or prevents such Loan Party or any Subsidiary from conducting all or any material part of its business;

8.05. Insolvency.(a) Any Loan Party or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent as described in Section 5.05; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Loan Party or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.06. Other Agreements. There is, under (a) any agreement to which any Loan Party or any Subsidiary is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000) or (b) any Swap Contract or Permitted Call Spread Agreement, an Early Termination Date (as defined in such Swap Contract or Permitted Call Spread Agreement) resulting from any event of default under such Swap Contract or Permitted Call Spread Agreement as to which such Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract or Permitted Call Spread Agreement) and the Swap Termination Value (in the case of a Permitted Call Spread Agreement, determined as if such Permitted Call Spread Agreement constituted a Swap Contract) owed by such Loan Party or such Subsidiary as a result thereof is greater than One Million Dollars ($1,000,000);

8.07. Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Loan Party or any Subsidiary by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.08. Misrepresentations. Any Loan Party has made any representation, warranty, or other statement in any Loan Document, any Bank Services Agreement or in any writing delivered to Bank, in order to induce Bank to enter this Agreement, any Loan Document or any Bank Services Agreement, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.09. Subordinated Debt. Any subordination or intercreditor agreement with respect to any Subordinated Debt in an aggregate principal amount in excess of One Million Dollars ($1,000,000) shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person (other than Bank) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10. Loan Documents. Any Loan Document, or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any Loan Document or any Bank Services Agreement or, in either case, any provision thereof; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

8.11. Change in Control. The occurrence of a Change in Control; or

8.12. Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed that would reasonably be expected to cause a Material Adverse Change.

Section 9 Bank’s Rights and Remedies.

9.01. Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.05 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) terminate any FX Contracts;

(d) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(e) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. The Loan Parties shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)   apply to the Obligations any (i) balances and deposits of any Loan Party it holds, or (ii) any amount held by Bank owing to or for the credit or the account of the Loan Parties;

(g) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral (other than deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of the Loan Parties’ employees and identified to Bank by Borrower as such);

(h) demand and receive possession of the Books;

(i)   exercise all rights and remedies available to Bank under the Loan Documents or any Bank Services Agreement or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof); and

(j)   demand that Borrower (i) deposit Cash Collateral with Bank in an amount equal to at least one hundred five percent (105.0%) of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit.

9.02. Power of Attorney. Each Loan Party hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Loan Party’s name on any checks or other forms of payment or security; (b) sign such Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors; (d) make, settle, and adjust all claims under such Loan Party’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Loan Party hereby appoints Bank as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been Paid in Full. Bank’s foregoing appointment as such Loan Party’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.03. Protective Payments. If any Loan Party fails to obtain the insurance called for by Section 6.07 or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide such Loan Party with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.04. Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession and constituting Collateral (other than Excluded Accounts), whether from such Loan Party’s account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to the Loan Parties by credit to the Designated Deposit Account or to other Persons legally entitled thereto; the Loan Parties shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.05. Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Loan Parties bear all risk of loss, damage or destruction of the Collateral.

9.06. No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement or any other Loan Document or any Bank Services Agreement shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement, the other Loan Documents and any Bank Services Agreement are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.07. Demand Waiver. Each Loan Party waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which such Loan Party is liable.

9.08. Intellectual Property License. For the purpose of enabling Bank to exercise rights and remedies under this Agreement, each Loan Party hereby grants to Bank, at all times when an Event of Default has occurred and is continuing, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Loan Party) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Loan Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

Section 10   Loan Guaranty.

10.01. Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally and irrevocably guarantees to Bank, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by Bank in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, Borrower, any Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Guarantee Agreement apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of Bank that extended any portion of the Guaranteed Obligations.

10.02. Guaranty of Payment. This Guarantee Agreement is a guaranty of payment and not of collection. Each Guarantor waives any right to require Bank to sue Borrower, any Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

10.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of Borrower or any other Loan Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Loan Party, Bank or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of Bank to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by Bank with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations).

10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of Borrower, any Guarantor or any other Obligated Party, other than the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Loan Party, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Bank may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Loan Party or exercise any other right or remedy available to it against any Loan Party, without affecting or impairing in any way the liability of such Guarantor under this Guarantee Agreement, except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Loan Party or any security.

10.05. Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Loan Party, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to Bank.

10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or otherwise (including pursuant to any settlement entered into by Bank in its discretion), each Guarantor’s obligations under this Guarantee Agreement with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Bank is in possession of this Guarantee Agreement. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by Bank.

10.07. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guarantee Agreement, and agrees that Bank shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

10.08. Taxes. Each payment of the Guaranteed Obligations will be made by each Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 10.08), Bank receives the amount it would have received had no such withholding been made.

10.09. Liability. Notwithstanding any other provision of this Guarantee Agreement, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the United States Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law in the United States or any other applicable jurisdiction. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guarantee Agreement, any other agreement or applicable law shall be taken into account.

10.10. Contribution.

(a) To the extent that any Guarantor shall make a payment under this Guarantee Agreement (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guarantor Payment and Payment in Full of the Guaranteed Obligations, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.10 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10.10 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guarantee Agreement.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Guarantors against other Guarantors under this Section 10.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations.

10.11. Liability Cumulative. The liability of each Loan Party as a Guarantor under this Section 10 is in addition to and shall be cumulative with all liabilities of each Loan Party to Bank under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

10.12. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee Agreement in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.12 or otherwise under this Guarantee Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.12 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.12 constitute, and this Section 10.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11   Notices.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Bank or any Loan Party may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 11.

If to any Loan Party:	Voltus, Inc.

2443 Filmore Street #380-3427

San Francisco, CA 94115

Attn: Laurie Harrison, Chief Legal Officer

Email: lharrison@voltus.co; legal@voltus.co

If to Bank:	HSBC Bank USA, N.A.

Attention: CMB Loan Service Team

95 Washington Street, Atrium 2SE

Buffalo, New York 14203

Phone: 716-841-6444

Email: CMB.Loan.Service@us.hsbc.com

Section 12   Choice of Law, Venue, and Jury Trial Waiver.

This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) arising out of or relating thereto (except, as to any Loan Document, as expressly set forth therein) and the transactions contemplated by such documents shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principles except Title 14 of Article 5 of the New York General Obligations law. Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process, right to a jury trial and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder and that service so made shall be deemed completed upon the earlier to occur of such person’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 12 shall survive the termination of this Agreement.

Section 13   General Provisions.

13.01. Termination Prior to Revolving Line Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are Cash Collateralized in accordance with Section 4.01 of this Agreement) have been Paid in Full. So long as the Loan Parties have Paid in Full the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are Cash Collateralized in accordance with Section 4.01 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

13.02. Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of any Loan Party, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, that Bank shall not, without the consent of Borrower, assign its interest herein or in the Loan Documents to any Person who is a Disqualified Lender; provided, further, that, in any case, no such consent of Borrower shall be required with respect to any such assignment being made to a Disqualified Lender, as applicable, if an Event of Default has occurred and is continuing. So long as no Event of Default is continuing, Bank shall provide Borrower with five (5) Business Days’ prior notice of any such assignment; provided that (a) the failure to provide such notice shall not affect the validity of such assignment or result in any liability of Bank and (b) no such notice shall be required in connection with any participation. Bank, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each assignment or other transfer delivered to it and a register for the recordation of the names and addresses of the assignee(s), transferee(s), participant(s) or other recipient(s), and the commitments of, and principal amounts (and stated interest) of the Credit Extensions owing to, each such assignee, transferee, participant or other recipient pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and Bank shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, Bank and any assignee, at any reasonable time and from time to time upon reasonable prior notice. This Section 13.02 shall be construed so that the Credit Extensions are at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) or proposed Section 1.163-5(b) of the U.S. Treasury Regulations promulgated under the IRC. Each lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the loans or other obligations under the Loan Documents (the “Participant Register”); provided that no such lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.03. Indemnification. Each Loan Party agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents and any Bank Services Agreement, including without limitation any Claims incurred in connection with the issuance of Letters of Credit, the use of proceeds therefrom or any refusal by Bank to honor a demand for payment thereunder if any documentation in connection with any Letter of Credit presented in connection with such demand does not strictly comply with the terms of the Letter of Credit; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, or arising from transactions between Bank and any Loan Party (including reasonable attorneys’ fees and expenses) under the Loan Documents and any Bank Services Agreement, in each case, except for Claims and/or losses (x) caused by any Indemnified Person’s gross negligence or willful misconduct as determined by a final and non-appealable decision of a court of competent jurisdiction or (y) resulting from a claim brought by a Loan Party against an Indemnified Person for any material breach of such Indemnified Person’s obligations hereunder or under another Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 13.03 shall not apply with respect to Taxes other than any Taxes that represent losses or expenses arising from any non-Tax claim.

This Section 13.03 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

13.04. Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

13.05. Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.06. Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

13.07. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

13.08. Confidentiality. In handling any confidential information regarding the Loan Parties and their respective Subsidiaries and their business, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”) (provided that such Bank Entities have agreed to the terms of this provision or to terms substantially the same as those of this provision); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision or to terms substantially the same as those of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information. Bank Entities may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of this Section 13.08 shall survive the termination of this Agreement.

13.09. Taxes.

(a) Except as required by applicable law, any and all payments by any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes. If any applicable law requires the deduction or withholding of any Tax from any such payment by any Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 13.09), Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided, however, that no participant shall be entitled to receive any greater payment under this Section 13.09(a) with respect to any participation than the participating or assigning Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. For purposes of this Section 13.09, the term “applicable law” includes FATCA. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Bank timely reimburse it for the payment of, any Other Taxes.

(b) Each Loan Party hereby jointly and severally indemnifies Bank, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 13.09) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

(c) If Bank is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, Bank shall deliver to Borrower at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Bank, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Bank is subject to backup withholding or information reporting requirements. Each Person that becomes a successor, assignee or participant (or other transferee) of Bank pursuant to Section 13.02 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 13.09(c), as if it were “Bank” (it being understood that for participants the documentation required under this Section 13.09(c) shall be delivered to the participating Bank). Without limiting the generality of the foregoing, (i) if Bank is a United States person, it shall deliver to Borrower on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that Bank is exempt from U.S. federal backup withholding tax, and (ii) if Bank is not a United States person, it shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which Bank becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (including other required certification documents), or a “portfolio interest exemption” certification in form and substance reasonably acceptable to Borrower, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax. If a payment made to Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), Bank shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Bank has complied with Bank’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this paragraph (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(d) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 13.09, the applicable Loan Party shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 13.09 (including by the payment of additional amounts pursuant to this Section 13.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 13.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)   Each party’s obligations under this Section 13.09 shall survive any assignment of rights by, or the replacement of, Bank, the termination of the Credit Extensions and the repayment, satisfaction or discharge of all obligations under any Loan Document.

13.10. Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Loan Party and Bank arising out of or relating to the Loan Documents, Bank shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.11. Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

13.12. Right of Setoff. Each Loan Party hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof (other than amounts in deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of such Loan Party’s employees and identified to Bank by Borrower as such) and apply the same to any liability or Obligation of such Loan Party even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.13. Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

13.14. Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

13.15. Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

13.16. Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13.17. Patriot Act; Compliance with Sanctions. Pursuant to the requirements of the Patriot Act, Borrower must provide information to Bank that enables it to verify identification information concerning Borrower, including the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

13.18. Increased Costs; Illegality.

(a) Increased Costs.

(i)   Increased Costs Generally. If any Change in Law shall:

(1) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Bank (except any reserve requirement reflected in the Prime Rate);

(2) subject Bank to any Taxes (other than Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(3) impose on Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Credit Extensions made by Bank;

and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing or maintaining any Credit Extension or of maintaining its obligation to make any such Credit Extension, or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount) then, upon request of Bank, Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

(ii) Capital Requirements. If Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement, the commitments of Bank hereunder to make Credit Extensions or the Credit Extensions made by Bank, to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.

(iii) Certificates for Reimbursement. A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section 13.18(a) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv) Delay in Requests. Failure or delay on the part of Bank to demand compensation pursuant to this Section 13.18(a) shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

(b) Illegality. If Bank determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Bank or its applicable lending office to make, maintain, or fund Credit Extensions the interest rate of which is determined by reference to the Prime Rate, or to determine or charge interest rates based upon the Prime Rate, then, upon notice thereof by Bank to Borrower, any obligation of Bank to make or continue such Credit Extensions shall be suspended until Bank notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Bank, immediately prepay such Credit Extensions . Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 13.18(a).

13.19. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for FX Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States.

(b) As used in this Section 13.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

i. a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

ii. a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

iii. a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.20. De-SPAC Transactions. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, it is understood and agreed that, subject to compliance Section 6.18, (i) the consummation of the transactions contemplated by the De-SPAC Agreement are permitted and (ii) no Default or Event of Default shall result solely from the completion of such transactions.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the Effective Date.

BORROWER:

VOLTUS, INC.

By
Name:
Title:

BANK

HSBC VENTURES USA INC.

By
Name:
Title:

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of each Loan Party’s right, title and interest in and to the following personal property: all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities accounts, securities, and all other Investment Property, supporting obligations, and financial assets, whether now existing or hereafter acquired, wherever located; and all of the Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) any Excluded Account, (b) any assets to the extent the pledge thereof or grant of a security interest therein is prohibited or restricted by any applicable law, rule or regulation, (c) more than sixty-five percent (65%) of the voting stock, units or other evidence of ownership of any Foreign Subsidiary, (d) rights held by any Loan Party as a licensee under a license or other agreement that is not assignable by its terms without the consent of the licensor thereof and such requirement of consent is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code); provided, that any Loan Party shall use commercially reasonable efforts to obtain the consent described in this clause (d) and, upon obtaining such consent, such assets shall be included in the Collateral; (e) any interest of any Loan Party as a lessee or sublessee under a real property lease if such Loan Party is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease, except to the extent such prohibition or restriction is rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code); (f) any interest of any Loan Party as a lessee under an Equipment lease permitted under this Agreement if such Loan Party is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease, except to the extent such prohibition or restriction is rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code); or (g) any intent to use trademarks, until such time as such any Loan Party begins to use and files a statement of use with the U.S. Patent and Trademark Office for such trademark; provided, however, (x) the Collateral shall include all Accounts and all proceeds of the foregoing clauses (a) through (g) and (y) any asset that at any time ceases to constitute assets described in the foregoing clauses (a) through (g) shall be included as Collateral.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[see attached]

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

[see attached]

EXHIBIT D

FORM OF

SUBORDINATION AGREEMENT

This Subordination Agreement (the “Agreement”) is made as of __________________, 20[__], by and among the entities identified on the signature pages hereto solely in their role as holders of Subordinated Debt and not in their capacities as holders of equity interests in Borrower (individually and collectively, “Creditor”), and HSBC Ventures USA Inc. (“Bank”).

Recitals

A.   Voltus, Inc., a Delaware corporation (“Borrower”) has requested and/or obtained certain loans or other credit accommodations from Bank which are or may be from time to time secured by assets and property of Borrower.

B.    Creditor has extended loans or other credit accommodations to Borrower, and/or may extend loans or other credit accommodations to Borrower from time to time.

C.    To induce Bank to extend credit to Borrower and, at any time or from time to time, at Bank’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of Borrower, or to purchase or extend credit upon any instrument or writing in respect of which Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, purchase, or other accommodation as Bank may deem advisable, Creditor is willing to subordinate: (i) all of Borrower’s indebtedness and obligations in connection with such indebtedness to Creditor (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations), whether presently existing or arising in the future in connection with those certain [Convertible Promissory Notes] dated [____________], 20[__] made by Borrower in favor of Creditor (the “Subordinated Debt”) to the Senior Debt (as defined below); and (ii) all of Creditor’s security interests, if any, to all of Bank’s security interests in Borrower’s property.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Creditor subordinates to Bank any security interest or lien that Creditor may have in any property of Borrower. Notwithstanding the respective dates of attachment or perfection of the security interests of Creditor and the security interests of Bank, all now existing and hereafter arising security interests of Bank in any property of Borrower and all proceeds thereof (the “Collateral”), including, without limitation, the “Collateral”, as defined in a certain Loan and Security Agreement between Borrower and Bank dated as of March 23, 2023 (as may be amended, modified, restated, replaced or supplemented from time to time, the “Loan Agreement”), shall at all times be senior to the security interests of Creditor. Creditor hereby (a) acknowledges and consents to (i) Borrower granting to Bank a security interest in the Collateral, (ii) Bank filing any and all financing statements and other documents as deemed necessary by Bank in order to perfect Bank’s security interest in the Collateral, and (iii) the entering into of the Loan Agreement and all documents in connection therewith by Borrower, (b) acknowledges and agrees that the Senior Debt, the entering into of the Loan Agreement and all documents in connection therewith by Borrower, and the security interest granted by Borrower to Bank in the Collateral shall be permitted under the provisions of the Subordinated Debt documents (notwithstanding any provision of the Subordinated Debt documents to the contrary), (c) acknowledges, agrees and covenants that Creditor shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of Bank’s security interest in the Collateral, or the validity, priority or enforceability of the Senior Debt and waives, to the extent permitted by applicable law, any rights which it may have to enjoin or otherwise obtain a judicial or administrative order preventing Bank from taking, or refraining from taking, any action with respect to all or any part of the Collateral, and (d) acknowledges and agrees that the provisions of this Agreement will apply fully and unconditionally even in the event that Bank’s security interest in the Collateral (or any portion thereof) shall be unperfected. Creditor further agrees that it will not at any time take a lien or security interest in any assets of Borrower, the other Loan Parties or their Subsidiaries to secured the Subordinated Debt. At the request of Bank, Creditor shall (or shall cause their agent) to promptly execute and deliver to Bank such termination statements and releases as Bank shall request to effect the release of any liens or security interests Creditor may have in any assets of the Borrower, the other Loan Parties or their Subsidiaries. In furtherance of the foregoing, Creditor hereby irrevocably appoints Bank its attorney-in-fact, with full authority in the place and stead of Creditor and in the name of Creditor or otherwise, to execute and deliver any document or instrument which Creditor may be required to deliver pursuant to this Section 1.

2. All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Bank now existing or hereafter arising, including, without limitation, the Obligations (as defined in the Loan Agreement), together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all obligations under any agreement in connection with the provision by Bank to Borrower of products and/or credit services facilities, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding (such obligations, collectively, the “Senior Debt”).

3. Subject to Sections 5 and 6, Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, distribution of property on account of, redemption, purchase or acquisition of the Subordinated Debt, or setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to any property of Borrower, including taking a lien on any property of Borrower, nor will Creditor accelerate the Subordinated Debt, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action or proceeding against Borrower, until such time as (a) the Senior Debt (other than inchoate indemnity obligations) has been fully paid in cash and (b) Bank has no commitment or obligation to lend any further funds to Borrower under the Loan Agreement, and (c) all financing agreements (pursuant to the terms of the Loan Agreement) between Bank and Borrower are terminated (“Payment in Full of Senior Debt”). Nothing in the foregoing paragraph or elsewhere in this Agreement shall prohibit Creditor from converting all or any part of the Subordinated Debt into equity securities of Borrower (that are not Disqualified Equity Interests under the Loan Agreement), provided that, other than payment in cash of fractional shares, if such securities have any call, put or other conversion features that would obligate Borrower to declare or pay dividends, make distributions, or otherwise pay any money or deliver any other property or consideration to the holder (excluding other equity securities of Borrower) prior to Payment in Full of Senior Debt, Creditor hereby agrees that Borrower may not declare, pay or make such dividends, distributions or other payments to Creditor, and Creditor shall not accept any such dividends, distributions or other payments except as may be permitted in the Loan Agreement/documents evidencing the Senior Debt.

4. Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt (excluding any securities issued in connection with the conversion of such Subordinated Debt in accordance with its terms) other than in accordance with this Agreement.

5. In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, including, without limitation, any voluntary or involuntary bankruptcy, insolvency, receivership or other similar statutory or common law proceeding or arrangement involving Borrower, any assignment for the benefit of its creditors or any marshalling of its assets or liabilities (each, an “Insolvency Proceeding”), (a) this Agreement shall remain in full force and effect in accordance with Section 510(a) of the United States Bankruptcy Code, (b) the Collateral shall include, without limitation, all Collateral arising during or after any such Insolvency Proceeding, and (c) Bank’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor. For the avoidance of doubt, this Section 5 only applies to Creditor in its capacity as holder of Subordinated Debt and not in any other capacity, including as equity holder in Borrower.

6. Until Payment in Full of the Senior Debt, Creditor irrevocably appoints Bank as Creditor’s attorney-in-fact, and grants to Bank a power of attorney with full power of substitution, in the name of Creditor or in the name of Bank, for the use and benefit of Bank, without notice to Creditor, to perform at Bank’s option the following acts in any Insolvency Proceeding involving Borrower:

a)	To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such Insolvency Proceeding and if Bank elects, in its sole discretion, to file such claim or claims; and
b)	To accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that Bank deems appropriate for the enforcement of its rights hereunder.

In addition to and without limiting the foregoing: (x) Payment in Full of the Senior Debt, Creditor shall not commence or join in any involuntary bankruptcy petition or similar judicial proceeding against Borrower, and (y) if an Insolvency Proceeding occurs: (i) Creditor shall not assert, without the prior written consent of Bank, any claim, motion, objection or argument in respect of the Collateral in connection with any Insolvency Proceeding which could otherwise be asserted or raised in connection with such Insolvency Proceeding, including, without limitation, any claim, motion, objection or argument seeking adequate protection or relief from the automatic stay in respect of the Collateral, (ii) Bank may consent to the use of cash collateral on such terms and conditions and in such amounts as it shall in good faith determine without seeking or obtaining the consent of Creditor as (if applicable) holder of an interest in the Collateral, (iii) if use of cash collateral by Borrower is consented to by Bank, Creditor shall not oppose such use of cash collateral on the basis that Creditor’s interest in the Collateral (if any) is impaired by such use or inadequately protected by such use, or on any other ground, and (iv) Creditor shall not object to, or oppose, any sale or other disposition of any assets comprising all or part of the Collateral, free and clear of security interests, liens and claims of any party, including Creditor, under Section 363 of the United States Bankruptcy Code or otherwise, on the basis that the interest of Creditor in the Collateral (if any) is impaired by such sale or inadequately protected as a result of such sale, or on any other ground (and, if requested by Bank, Creditor shall affirmatively and promptly consent to such sale or disposition of such assets), if Bank has consented to, or supports, such sale or disposition of such assets.

Notwithstanding the provisions of this Section 6, Creditor may (i) subject to Section 6(a), file proofs of claim against Borrower, (ii) file a claim in an Insolvency Proceeding if necessary to prevent the running of the applicable statute of limitation or similar restriction on any claims under the Subordinated Debt, (iii) seek specific performance in an Insolvency Proceeding to compel Borrower to comply with an obligation under the Subordinated Debt documents so long as it is not accompanied by a claim for monetary damages, or (iv) make an election to receive payment of any monetary damages as long as such election is subject to the prior Payment in Full of the Senior Debt. For the avoidance of doubt, this Section 6 only applies to Creditor in its capacity as holder of Subordinated Debt and not in any other capacity, including as equity holder in Borrower.

7. Creditor represents and warrants that Creditor has provided Bank with true and correct copies of all of the documents evidencing or relating to the Subordinated Debt. Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. By the execution of this Agreement, Creditor hereby authorizes Bank to amend any financing statements filed by Creditor against Borrower as follows: “In accordance with a certain Subordination Agreement by and among the Secured Party, the Debtor and HSBC Ventures USA Inc., the Secured Party has subordinated any security interest or lien that Secured Party may have in any property of the Debtor to the security interest of HSBC Ventures USA Inc. in all assets of the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party and HSBC Ventures USA Inc.”

8. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of Borrower. By way of example, such instruments shall not be amended to (a) increase the rate of interest with respect to the Subordinated Debt, or (b) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt. Bank shall have the sole and exclusive right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of property of Borrower except in accordance with the terms of the Senior Debt. Upon written notice from Bank to Creditor of Bank's agreement to release its lien on all or any portion of the Collateral in connection with the sale, transfer or other disposition thereof by Bank (or by Borrower with consent of Bank), Creditor shall be deemed to have also, automatically and simultaneously, released its lien on the Collateral, and Creditor shall upon written request by Bank, immediately take such action as shall be necessary or appropriate to evidence and confirm such release. All proceeds resulting from any such sale, transfer or other disposition shall be applied first to the Senior Debt until payment in full thereof (other than inchoate indemnity obligations), with the balance, if any, to the Subordinated Debt, or to any other entitled party. If Creditor fails to release its lien as required hereunder, Creditor hereby appoints Bank as attorney in fact for Creditor with full power of substitution to release Creditor's liens as provided hereunder. Such power of attorney being coupled with an interest shall be irrevocable.

9. All necessary action on the part of Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of Creditor hereunder has been taken. This Agreement constitutes the legal, valid and binding obligation of Creditor, enforceable against Creditor in accordance with its terms. The execution, delivery and performance of and compliance with this Agreement by Creditor will not (a) result in any material violation or default of any term of any of Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (b) violate any material applicable law, rule or regulation.

10. If, at any time after Payment in Full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, any Insolvency Proceeding), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. Subject to the consent of Borrower if and where required under the Loan Documents, at any time and from time to time, without notice to Creditor, Bank may take such actions with respect to the Senior Debt as Bank, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No such action or inaction shall impair or otherwise affect Bank’s rights hereunder. Creditor waives the benefits, if any, of any statutory or common law rule that may permit a subordinating creditor to assert any defenses of a surety or guarantor, or that may give the subordinating creditor the right to require a senior creditor to marshal assets, and Creditor agrees that it shall not assert any such defenses or rights.

11. This Agreement shall bind any successors or assignees of Bank and Creditor and shall benefit any successors or assigns of Bank, provided, however, Creditor agrees that, prior and as conditions precedent to Creditor assigning all or any portion of the Subordinated Debt: (a) Creditor shall give Bank prior written notice of such assignment, and (b) such successor or assignee, as applicable, shall execute a written agreement whereby such successor or assignee expressly agrees to assume and be bound by all terms and conditions of this Agreement with respect to Creditor. This Agreement shall remain effective until the earlier of (i) cash Payment in Full of the Senior Debt, (ii) being terminated in writing by Bank and (iii) the conversion in full of the Subordinated Debt into equity securities of Borrower (other than Disqualified Equity Interests) in accordance with the terms of the documents governing the Subordinated Debt. This Agreement is solely for the benefit of Creditor and Bank and not for the benefit of Borrower or any other party. Creditor further agrees that if Borrower is in the process of refinancing any portion of the Senior Debt with a new lender, and if Bank makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

12. Creditor hereby agrees to execute such documents and/or take such further action as Bank may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when reasonably requested by Bank.

13. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

14. This Agreement shall be governed by and construed in accordance with the laws of New York. Creditor and Bank submit to the exclusive jurisdiction of the state and federal courts located in New York, New York, Borough of Manhattan, in any action, suit, or proceeding of any kind, against it which arises out of or by reason of this Agreement. CREDITOR AND BANK WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

15. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by Bank or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. This Agreement may be amended only by written instrument signed by Creditor and Bank.

16. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement must be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger. All communications shall be sent (i) to the address set forth below or (ii) to such address of any party as subsequently modified by written notice given in accordance with this Section 16.

Bank/Creditor/Borrower: [ADD ADDRESS BLOCKS]

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Creditor”	“Bank”

HSBC Ventures USA Inc.

By:	By:

Name:	Name:

Title:	Title:

The undersigned approves of the terms of this Agreement as of the date first above written.

“Borrower”

Voltus, Inc.

By:

Name:

Title:

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